Exhibit 10.1

EXECUTION VERSION

SCYNEXIS, INC.,

as Issuer,

AND

Puissance Life Science Opportunities Fund VI,

as the Investor

Senior Convertible Note Purchase Agreement

Dated as of April 9, 2020

6.0% Convertible Senior Notes due 2026

i

ii

iii

SENIOR CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of April 9, 2020 (the “Closing Date”), among SCYNEXIS, Inc., a Delaware corporation, as Issuer (the “Company”), and Puissance Life Science Opportunities Fund VI (the “Investor”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the issuance of its 6.0% Senior Convertible Notes due 2026 (each a “Note” and, collectively, the “Notes”), representing its unsecured and general, senior unsubordinated obligations and to provide therefor, the Company has duly authorized the execution and delivery of this Agreement; and

WHEREAS, the Company has agreed to issue the Notes to the Investor in exchange for the payment by the Investor to the Company of the Purchase Price (as defined below) and subject to the other terms set forth herein.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Investor, it is mutually agreed, for the benefit of the Company and the ratable benefit of such Investor (and any subsequent Holder (as defined below)), as follows:

ARTICLE 1.
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 have the meanings assigned to them in this Article and include the plural as well as the singular;

(ii) “or” is not exclusive;

(iii) references to “dollars” or “$” refer to U.S. dollars;

(iv) references to “interest” that accrues on any Note includes Stated Interest and, if applicable, and Special Interest;

(v) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.

“Affiliate” shall have the meaning specified in Rule 12b-2 under the Exchange Act.

“Agreement” means this Senior Convertible Note Purchase Agreement as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Allowable Black-Out Period” has the meaning specified in Section 11.04.

“Associate” shall have the meaning specified in Rule 12b-2 under the Exchange Act.

“Beneficial Ownership Limit” shall have the meaning specified in Section 7.13(a).

“Black-Out Period” has the meaning specified in Section 11.04.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date; provided, however, that Capital Stock will not include any indebtedness that is convertible into or exchangeable for (x) any such equity or (y) any combination of such equity and cash based on the value of such equity.

“Close of Business” means 5:00 p.m. New York City time.

“Closing Date” has the meaning specified in the preamble of this Agreement.

“Commission” means the Securities and Exchange Commission, as from time to time constituted or created under the Exchange Act.

“Common Equity” means the Capital Stock of any Person that is generally entitled (a) to vote in the election of the directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Common Stock” means the shares of common stock, $0.001 par value per share, of the Company as they exist on the date of this Agreement, subject to the provisions of Section 7.05.

“Common Stock Change Event” has the meaning specified in Section 7.05.

“Company” means the Person named as the “Company” in the preamble of this Agreement until a successor Person shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Company” shall mean such successor Person.

“Confidential Information” means any and all information, whether communicated orally or in any physical form, including, without limitation, financial and all other information which Disclosing Party or its authorized Representatives provide to the Recipient, together with such portions of analyses, compilations, studies or other documents, prepared by or for the Recipient and its Representatives, which contain or are derived from information provided by Disclosing Party or its authorized Representative. Without limiting the foregoing, information shall be deemed to be provided by the Disclosing Party or its authorized Representative to the extent it is learned or derived by the Recipient or its Representatives (a) from any inspection, examination or other review of books, records, contracts, other documentation or operations of the Disclosing Party or its authorized Representative, (b) from communications with the Disclosing Party or it Representatives or (c) created, developed, gathered, prepared or otherwise derived by the Recipient or its Representatives while in discussions with the Disclosing Party or its Representatives. However, Confidential Information does not include any information which the Recipient can demonstrate (i) is or becomes part of the public domain through no fault of Recipient or its Representatives, (ii) was known by the Recipient on a non-confidential basis prior to disclosure by the Disclosing Party or its Representatives, or (iii) was independently developed by Persons who were not given access to the Confidential Information disclosed to Recipient by the Disclosing Party or its Representatives. For purposes of this Agreement, the party disclosing the Confidential Information shall be referred to as “Disclosing Party” and the party receiving the Confidential Information shall be referred to as the “Recipient.”

“Conversion Date” has the meaning specified in Section 7.02(a).

“Conversion Price” means, as of any time, an amount equal to (a) one thousand dollars ($1,000) divided by (b) the Conversion Rate in effect at such time.

“Conversion Rate” means initially 1,111.1111 shares of Common Stock per $1,000 Principal Amount of Notes, subject to adjustment as set forth herein. Whenever this Agreement refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Conversion Share Cap” means 19,386,000, which is approximately 19.99% of the Common Stock outstanding on March 1, 2020.

“Daily VWAP” means, for each of the ten (10) consecutive Trading Days for the calculation of the Interest Make-Whole Payment, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SCYX <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is or with the passage of time or the giving of notice or both would become an Event of Default.

“Delay Payments” has the meaning specified in Section 11.04.

“Demand” has the meaning specified in Section 11.01.

“Designated Counsel” has the meaning specified in Section 11.03(k).

“Disclosing Party” has the meaning specified in the definition of “Confidential Information.”

“Distributed Property” has the meaning specified in Section 7.04(c).

“Effective Date” means, for any Registration Statement, the date that such Registration Statement has become effective under the Securities Act.

“Effectiveness Failure” has the meaning specified in Section 11.04.

“Eligible Market” means the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, The Nasdaq Capital Market or the OTC Bulletin Board (or any of their respective successors).

“Equity Interest” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire the Capital Stock of such Person; provided, however, that Equity Interests will not include any indebtedness that is convertible into or exchangeable for (x) any such Capital Stock or (y) any combination of such Capital Stock and cash based on the value of such Capital Stock.

“Event of Default” has the meaning specified in Section 9.01.

“Ex-Dividend Date” means, with respect to a issuance, dividend or distribution on the Common Stock, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the shares of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning specified in Section 7.04(e).

“Expiration Time” has the meaning specified in Section 7.04(e).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fundamental Change” means:

(a) any “person” or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or their respective employee benefit plans, has become and/or files any report with the Commission indicating that such person or group is or has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the voting power of the Company’s Common Equity then outstanding; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

(b) the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or change in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets; (ii) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that a transaction described in clauses (i) or (ii) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than fifty percent (50%) of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company (other than in connection with a transaction described in clause (b) above);

(d) the Common Stock (or other common stock, if any, then underlying the Notes) ceases to be listed or quoted on an Eligible Market and are not promptly re-listed or re-quoted on an Eligible Market; or

(e) if the Company’s VANISH-306 clinical study of oral ibrexafungerp in vulvovaginal candidiasis does not achieve its pre-specified primary endpoint with statistical significance (p ≤ 0.05) superiority over placebo.

A transaction or transactions described in clause (a) or clause (b) above will not constitute a Fundamental Change, however, if at least ninety percent (90%) of the consideration received or to be received by the holders of the Company’s Common Equity, excluding cash payments for fractional shares or pursuant to statutory appraisal rates, in connection with such transaction or transactions consist of shares of common stock, depositary receipts representing Common Equity or other certificates representing Common Equity, in each case, that are listed or quoted on any Eligible Market or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and, as a result of such transaction or transactions, the Notes become convertible into such consideration, excluding cash payments for fractional shares or pursuant to statutory appraisal rights.

“Fundamental Change Company Notice” has the meaning specified in Section 4.04(c).

“Fundamental Change Repurchase Date” has the meaning specified in Section 4.04(a).

“Fundamental Change Repurchase Notice” has the meaning specified in Section 4.04(b)(i).

“Fundamental Change Repurchase Price” has the meaning specified in Section 4.04(a).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Beneficial Ownership Limit” shall have the meaning specified in Section 7.13(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

The term “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness (whether arising by virtue of partnership arrangements or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging and Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis).

“Holder” means a person in whose name a Note is registered on the Register; provided, however, that, solely for purposes of Article 11, Holder means a person in whose name any Registrable Security is registered on the books of the Company or its transfer agent.

“Holder Beneficial Ownership Limit” shall have the meaning specified in Section 7.13(a).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel of each Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses actually incurred by any such Indemnified Party in enforcing the indemnity provided herein), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of this Agreement or the Note Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Note Documents).

“Indemnified Party” means the Investor and its Affiliates.

“Initial Notes” has the meaning specified in Section 3.01.

“Interest Make-Whole Payment” shall have the meaning specified in Section 7.01(b).

“Interest Payment Date” means, with respect to each Note, each of April 15 and October 15 of each year, commencing on the date set forth in the certificate representing such Note.

“Investor” has the meaning specified in the preamble of this Agreement.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from an investment banking firm selected by the Company.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Make-Whole Fundamental Change Period” has the meaning specified in Section 7.07(a).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Material Adverse Effect” means (a) a material adverse change in the business, operations, prospects, properties, liabilities, results of operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole; (b) a material adverse effect on the validity or enforceability of the Note Documents or an adverse effect on the validity or enforceability of any material provision thereof; (c) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Note Documents or on the ability of the Company to perform its obligations under the Note Documents; (d) a material adverse effect on the rights or remedies of the Holder under any of Note Documents; and (e) a material adverse effect on the right of the Holders to receive the interest or any other payment due under the Note Documents.

“Material Contract” means any agreement, contract or other instrument pursuant to which the Company or any of its Subsidiaries is a party or any of the respective assets or properties of the Company or any of its Subsidiaries are bound or committed and for which any breach, violation, nonperformance or early cancellation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Maturity Date” means April 15, 2026.

“Note Documents” means this Agreement and the Notes.

“Notes” has the meaning specified in the first paragraph of the Recitals hereof, and includes any Note or Notes, as the case may be, delivered under this Agreement.

“Open of Business” means 9:00 a.m., New York City time.

“Other Connection Taxes” means, with respect to any person, Taxes imposed as a result of a present or former connection between such person and the jurisdiction imposing such Tax (other than connections arising from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Note, or sold or assigned an interest in this Agreement or any Note).

“Party” means the Company or any Holder; and “Parties” means the Company and the Holders.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Amount” of a Note means the principal amount as set forth on the face of the Note.

“Purchase Price” has the meaning specified in Section 2.01(b).

“Recipient” has the meaning specified in the definition of “Confidential Information.”

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute or contract or otherwise).

“Redemption” means the repurchase of any Note by the Company pursuant to Article 5.

“Redemption Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice” has the meaning set forth in Section 5.06.

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 5.06.

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 5.05.

“Reference Property” has the meaning specified in Section 7.05.

“Reference Property Unit” has the meaning specified in Section 7.05.

“Register” has the meaning specified in Section 3.05.

“Registrable Securities” means, shares of Common Stock issued or issuable upon conversion of the Notes, which shares of Common Stock are (x) to be held by or held by, and (y) proposed to be sold in a registered offering by, in each case, the converting Holder. Registrable Securities will continue to be Registrable Securities until the first time at which they (a) are sold pursuant to an effective registration statement under the Securities Act, (b) are sold pursuant to Rule 144, (c) may be sold without limitation under Rule 144 (including are no longer subject to the holding period, information requirements or volume limitations under Rule 144), or (d) they have otherwise been transferred and new securities not subject to transfer restrictions under any federal securities laws and not bearing any legend substantially similar to a Restricted Stock Legend will have been delivered by the Company.

“Registration Statement” means a Registration Statement of the Company required to be filed pursuant to Section 11.01 under the Securities Act covering the Registrable Securities.

“Regular Record Date” means, with respect to any Interest Payment Date, the April 1 or October 1, as the case may be, immediately preceding such Interest Payment Date.

“Reporting Event of Default” has the meaning specified in Section 9.02(a).

“Representative” means, with respect to any Person, any stockholder, member, partner, manager, director, officer, employee, agent, advisor or other representative of such Person.

“Requesting Holder” has the meaning specified in Section 11.01.

“Restricted Note” has the meaning specified in Section 3.06(a)(i).

“Restricted Notes Legend” means a legend substantially in the form of Note set forth in Section 2.02.

“Restricted Stock” has the meaning specified in Section 3.06(b)(i).

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit B hereto.

“Rule 144” means Rule 144 under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder (other than the reasonable fees and disbursements of Designated Counsel to be paid by the Company pursuant to Section 11.03(k)) (which shall, in any event, be paid by such Holder).

“Shelf Offering” has the meaning specified in Section 11.01.

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, provided that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless the Subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $10,000,000 (or its foreign currency equivalent).

“Special Interest” means any interest that accrues on any Note pursuant to Section 9.02.

“Spin-Off” has the meaning specified in Section 7.04(c).

“Spin-Off Valuation Period” has the meaning specified in Section 7.04(c).

“Stated Interest” has the meaning specified in Section 4.01.

“Stockholder Approval” means the requisite approval from the Company’s stockholders in accordance with Nasdaq Stock Market Rule 5635 (or any applicable successor provision) to issue a number of shares in excess of the Conversion Share Cap pursuant to the Notes.

“Stock Price” has the meaning specified in Section 7.07(c).

“Subsidiary” means, with respect to any Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(b) any partnership or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” has the meaning specified in Section 10.01(a).

“Tax Return” shall mean all original, amended or estimated returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender/Exchange Offer Valuation Period” has the meaning specified in Section 7.04(e).

“Trading Day” means any day on which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“U.S.” means the United States of America.

“Underwritten Offering” has the meaning specified in Section 11.01.

“Wholly Owned Subsidiary” means, with respect to a Person, a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Acts of Holder; Record Dates. Any request, demand, authorization, direction, notice, consent, waiver or other act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Company in reliance thereon, whether or not notation of such action is made upon such Note.

Section 1.03 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof, and all Article and Section references are to Articles and Sections, respectively, of this Agreement unless otherwise expressly stated.

Section 1.04 Successors and Assigns. All covenants and agreements in this Agreement by the Company or the Holders, as applicable, shall bind its successors and assigns, whether so expressed or not.

Section 1.05 Severability Clause. In case any provision in this Agreement or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.06 Benefits of Agreement. Nothing in this Agreement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, their respective successors hereunder, any Holder and the persons, entities specifically referenced in Section 11.07 any benefit or any legal or equitable right, remedy or claim under this Agreement; provided, however, that no right of the Investor, as such, hereunder, will inure to the benefit of any Holder, as such, that is not the Investor.

ARTICLE 2.
PURCHASE AND ISSUANCE OF NOTES

Section 2.01 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, on the basis of the representations and warranties hereby contained, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company upon the satisfaction of the conditions set forth in Section 6.01, a Note having the Principal Amount, and at the cash Purchase Price, payable immediately available funds, in an amount, set forth in Section 2.01(b) below, in each case on the Closing Date.

(b) The purchase price (the “Purchase Price”) payable by each Holder on the Closing Date and the aggregate Principal Amount of Notes issuable by the Company on the Closing Date to such Holder, in each case upon the terms and subject to the conditions of this Agreement, are set forth below:

(i) for Puissance Life Science Opportunities Fund VI, (x) the Purchase Price is ten million dollars ($10,000,000), and (y) the Principal Amount is ten million dollars ($10,000,000).

(c) The Notes shall initially be issued in the form of permanent Notes in registered form in substantially the form set forth in this Article.

Section 2.02 Form of Notes. The Notes shall be substantially in the form set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made, a part of this Agreement.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

ARTICLE 3.
THE SECURITIES

Section 3.01 Title and Terms; Payments. The aggregate Principal Amount of Notes that may be executed and delivered under this Agreement is initially limited to $10,000,000 (the “Initial Notes”), except for Notes delivered upon transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections Section 3.05, Section 3.06(a) or Section 3.09.

The Notes shall be known and designated as the “6.0% Senior Convertible Notes due 2026” of the Company. The Principal Amount of each outstanding Note shall be payable on the Maturity Date.

The principal of, and interest on, the Notes will be paid by wire transfer of immediately available funds to such Holder’s account within the United States, as designated by such Holder to the Company in writing at least five (5) calendar days prior to the applicable payment date.

Any Notes repurchased by the Company will be retired and no longer outstanding hereunder.

Section 3.02 Ranking. The Notes constitute general, senior unsubordinated obligations of the Company.

Section 3.03 Denominations. The Notes shall be issuable only in registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

Section 3.04 Execution, Delivery and Dating. The Notes shall be executed on behalf of the Company by its Chief Executive Officer, its President or its Chief Financial Officer.

Notes bearing the manual or facsimile signatures of individuals who were, at the time of the execution of such Notes, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have thereafter ceased to hold such offices.

Each Note shall be dated the date of its issuance.

Section 3.05 Registration; Registration of Transfer and Exchange. The Company shall maintain a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes.

Subject to Section 3.06 and the other provisions of this Section 3.05, upon surrender for registration of transfer of any Note at an office or agency of the Company designated pursuant to Section 4.02 for such purpose, the Company shall execute one or more new Notes of any authorized denominations and of a like aggregate Principal Amount and tenor, each such Note bearing such restrictive legends as may be required by this Agreement.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the Holder thereof or his attorney duly authorized in writing. As a condition to the registration of transfer of any Notes, the Company may require evidence satisfactory to them as to the compliance with the restrictions set forth in the legend on such Notes.

Section 3.06 Transfer Restrictions.

(a) Restricted Notes.

(i) Every Note (and all securities issued in exchange therefor or substitution thereof) that bears, or that is required under this Section 3.06 to bear, the Restricted Notes Legend will be deemed to be a “Restricted Note.” Each Restricted Note will be subject to the restrictions on transfer set forth in the Restricted Notes Legend unless such restrictions on transfer are eliminated or otherwise waived by written consent of the Company, and each Holder of a Restricted Note, by such Holder’s acceptance of such Restricted Note, will be deemed to be bound by such restrictions on transfer.

(ii) Any Note (or any security issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon the conversion thereof) will bear the Restricted Notes Legend unless the Company reasonably determines that the Restricted Notes Legend may be removed from such Note.

(b) Restricted Stock.

(i) Every share of Common Stock that bears, or that is required under this Section 3.06 to bear, the Restricted Stock Legend will be deemed to be “Restricted Stock.” Each share of Restricted Stock will be subject to the restrictions on transfer set forth in the Restricted Stock Legend unless such restrictions on transfer are eliminated or waived by written consent of the Company, and each Holder of Restricted Stock, by such Holder’s acceptance of Restricted Stock, will be deemed to be bound by such restrictions on transfer.

(ii) Any share of Common Stock issued upon the conversion of a Note will be issued in book entry form with the applicable transfer agent, subject to the Restricted Stock Legend unless (A) covered by an effective registration statement under the Securities Act and a current prospectus naming as a selling stockholder the person to whom such share is issued or (B) the Company reasonably determines that such share of Common Stock need not bear the Restricted Stock Legend or need not be issued in such format.

(c) As used in this Section 3.06, the term “transfer” means any sale, pledge, hedging transaction, transfer, loan, hypothecation or other disposition whatsoever of any Restricted Note or Restricted Stock or any interest therein.

Section 3.07 Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of like tenor and Principal Amount and bearing an identification number not contemporaneously outstanding.

If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by its to save it and any of its agents harmless, then, in the absence of notice to the Company that such Note has been acquired by a bona fide purchaser, the Company shall execute, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and Principal Amount and bearing an identification number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 3.06(a), the Company may require payment by the relevant Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

Every new Note issued pursuant to this Section 3.06(a) in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 3.08 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer to the Company or any agent of the Company, the Company or such agent shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of the principal of such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

Section 3.09 Transfer and Exchange.

(a) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to the restrictions set forth in this Section 3.09 and elsewhere in this Agreement, Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Company in the Register.

(ii) All Notes issued upon any registration of transfer or exchange in accordance with this Agreement will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(iii) No service charge will be imposed on any Holder of a Note for any exchange or registration of transfer, but the Company may require such Holder to pay a sum sufficient to cover any transfer tax that are Other Connection Taxes, assessment or other governmental charge imposed in connection with such registration of transfer or exchange to a person other than the Company or its affiliates.

(iv) Unless the Company specifies otherwise, the Company will not be required to exchange or register a transfer of any Note that has been surrendered for conversion or for which a Fundamental Change Repurchase Notice has been delivered or that is subject to Redemption, except to the extent any portion of such Note is not subject to the foregoing.

(v) Notwithstanding anything to the contrary herein, no transfer or exchange of any Note will be permitted without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

(b) Transfer and Exchange of Notes.

(i) If a transfer of a Note is otherwise permitted hereunder, a Holder may transfer such Note by: (A) surrendering such Note for registration of transfer to the Company, together with any endorsements or instruments of transfer required by the Company; (B) delivering any documentation that the Company requires to ensure that such transfer complies with Section 3.05, Section 3.06 and any applicable securities laws; and (C) satisfying all other requirements for such transfer set forth in this Section 3.09 and in Section 3.05 and Section 3.06. Upon the satisfaction of conditions (A), (B) and (C) above, the Company, in accordance with Section 3.04, will promptly execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations, having like aggregate Principal Amount and bearing any restrictive legends required by Section 3.06.

(ii) A Holder may exchange a Note for other Notes of any authorized denominations and aggregate Principal Amount equal to the aggregate Principal Amount of the Notes to be exchanged by surrendering such Notes, together with any endorsements or instruments of transfer required by the Company at any office or agency maintained by the Company for such purposes pursuant to Section 4.02. Whenever a Holder surrenders Notes for exchange, the Company, in accordance with Section 3.04, will promptly execute and deliver the Notes that such Holder is entitled to receive, bearing identification numbers not contemporaneously outstanding and any restrictive legends that such Notes are to bear under Section 3.06.

Section 3.10 Cancellation. The Company at any time may cancel any Notes previously delivered hereunder that the Company may have acquired in any manner whatsoever. All Notes surrendered for registration of transfer, exchange, payment, purchase, repurchase, conversion (pursuant to Article 7) or cancellation will be subject to immediate cancellation by the Company. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are cancelled. The Notes so acquired, while held by or on behalf of the Company or any of its Subsidiaries, shall not entitle the Holder thereof to convert the Notes. The Company may not issue new Notes to replace Notes it has paid in full or cancelled.

Section 3.11 Outstanding Notes.

(a) Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and delivered, excluding those Notes (or portions thereof) that have theretofore been (i) delivered to the Company for cancellation in accordance with Section 3.10; (ii) paid in full in accordance herewith; or (iii) deemed to cease to be outstanding to the extent provided in, and subject to, subsection (b), (c) or (d) of this Section 3.11.

(b) Replaced Notes. If a Note is replaced pursuant to Section 3.06(a), then such Note will cease to be outstanding at the time of its replacement, unless the Company receives proof reasonably satisfactory to it that such Note is held by a bona fide purchaser under applicable law.

(c) Maturing Notes and Notes Subject to Redemption or Repurchase. If the Company has caused any Note to be (or portion thereof) repaid in full as provided herein, whether a Fundamental Change Repurchase Date, a Redemption Date, the Maturity Date or otherwise, then (i) such Notes (or portion thereof) will be deemed, as of the date of such payment, to cease to be outstanding, and (ii) the rights of the Holders of such Notes (or such portion thereof), as such, will terminate with respect to such Notes (or such portion thereof), in each case subject to the right of Holders as of the Close of Business on a Regular Record Date to receive interest as provided in Section 5.05 or Section 4.04(a), if applicable.

(d) Notes to Be Converted. At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the consideration due upon conversion or interest due upon such conversion) be deemed to cease to be outstanding, subject to Section 7.03(d).

(e) Cessation of Accrual of Interest. Except as provided in Section 4.04(a) or Section 7.03(d), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 3.11, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

ARTICLE 4.
PARTICULAR COVENANTS OF THE COMPANY

Section 4.01 Payment of Principal and Interest. The Company covenants and agrees that it shall duly and punctually pay or cause to be paid the principal of and interest on each of the Notes to the applicable Holder of the Notes at the places, at the respective times and in the manner provided herein and in the Notes. Each Note will accrue interest at a rate per annum equal to 6.0% (the “Stated Interest”), plus any Special Interest that may accrue pursuant to Section 9.02 or this Section 4.01, respectively. Stated Interest on each Note will (a) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (b) be, except as otherwise provided in this Agreement, payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Special Interest, if any, will accrue and be paid in the manner set forth in Section 9.02 and this Section 4.01, respectively.

Section 4.02 Maintenance of Office or Agency. The Company shall maintain an office or agency in the United States, where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or for conversion and where notices and demands to or upon the Company in respect of the Notes and this Agreement may be served. The initial location of such office and agency is the Company’s address set forth in Section 14.01, and the Company shall give prompt written notice to each Holder of any change in the location of such office or agency.

The Company may also from time to time designate co-registrars and one or more offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03 Reports. The Company shall furnish to the Holders, on or before the fifteenth (15th) day after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act), all annual and quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act; provided, however, that the Company need not send to any Holder any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the Commission. Any report that the Company files with the Commission through the EDGAR system (or any successor thereto) will be deemed to be sent to the Holders at the time such report is so filed.

Section 4.04 Offer to Repurchase upon Fundamental Change.

(a) If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than twenty (20) Business Days or more than thirty (30) Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to one hundred percent (100%) of the Principal Amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date for any Note to be so repurchased falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay, on such Interest Payment Date, pay to the Holder of record of such Note as of the Close of Business on such Regular Record Date, the amount of interest that would have accrued on such Note to such Interest Payment Date, and the Fundamental Change Repurchase Price of such Note shall be equal to one hundred percent (100%) of the Principal Amount of such Notes.

(b) Repurchases of Notes under this Section 4.04 shall be made, at the option of the Holder thereof. To exercise such right, such Holder must deliver, prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, to the Company:

(i) a duly completed notice (the “Fundamental Change Repurchase Notice”) to the Company; and

(ii) the Notes to be repurchased.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:

(i) the certificate numbers of the Notes to be delivered for repurchase;

(ii) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple in excess thereof; and

(iii) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Agreement.

Notwithstanding anything herein to the contrary, any Holder delivering to the Company the Fundamental Change Repurchase Notice contemplated by this Section 4.04 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice by at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Company in accordance with Section 4.04(e).

(c) On or before the 20th Business Day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of Notes a written notice (the “Fundamental Change Company Notice”) of the occurrence of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date of the Fundamental Change;

(iii) the last date on which a Holder may exercise the repurchase right pursuant to this Section 4.04;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) if applicable, the Conversion Rate and any adjustments to the Conversion Rate resulting from the Fundamental Change;

(vii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Agreement; and

(viii) the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 4.04.

(d) Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes).

(e) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Company at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple of $1,000 in excess thereof;

(ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted; and

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000 in excess thereof.

(f) The Company shall not be required to repurchase or make an offer to repurchase the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements made for an offer made by the Company as set forth in this Section 4.04 and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Section 4.04.

(g) Notwithstanding anything to the contrary in this Section 4.04, the Company will not be required to send a Fundamental Change Company Notice, or offer to repurchase or repurchase any Notes pursuant to this Section 4.04, in connection with a Fundamental Change occurring pursuant to clause (b)(i) or (b)(ii) of the definition thereof, if (i) such Fundamental Change constitutes a Common Stock Change Event whose Reference Property consists solely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the Notes become convertible, pursuant to Section 7.05 and, if applicable, Section 7.07, into solely cash in U.S. dollars in an amount per Note that equals or exceeds the Fundamental Change Repurchase Price per Note (calculated assuming that the same includes accrued interest to, but excluding, the latest possible Fundamental Change Repurchase Date for such Fundamental Change); and (iii) the Company notifies Holders of the occurrence of such Fundamental Change and that, pursuant to this Section 4.04(g), the Company is not required to offer to repurchase the Notes in connection therewith.

Section 4.05 Existence. Subject to Article 10, the Company will do or cause to be done and will cause its Subsidiaries to do all things necessary to preserve and keep in full force and effect their respective existence and material rights (charter and statutory); provided, however, that the Company need not preserve or keep in full force and effect any such existence or right if the Board of Directors determines that (a) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (b) the loss thereof is not, individually or in the aggregate, materially adverse to the Holders.

Section 4.06 Default Notices. The Company shall promptly give written notice to each of the Holders, and in any event within 30 days after obtaining the knowledge of the occurrence of any Default or Event of Default; provided that the Company is not required to deliver such notice if such Default or Event of Default has been cured.

ARTICLE 5.
REDEMPTION

Section 5.01 No Right to Redeem Before April 15, 2023. The Company may not redeem the Notes at its option at any time before April 15, 2023.

Section 5.02 Right to Redeem the Notes on or After April 15, 2023. Subject to the terms of this Article 5, the Company has the right, at its election, to redeem all or any portion of the Notes not previously converted, at any time, on a Redemption Date on or after April 15, 2023, for a cash purchase price equal to the Redemption Price, but only if the Last Reported Sale Price per share of Common Stock exceeds one hundred and thirty percent (130%) of the Conversion Price on each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Redemption Notice Date for such Redemption.

Section 5.03 Redemption Prohibited in Certain Circumstances. Notwithstanding the foregoing, no Notes may be redeemed by the Company pursuant to this Article 5 on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Redemption Price with respect to such Notes).

Section 5.04 Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is on or after April 15, 2023 and is no more than eighty (80), nor less than twenty (20), Business Days after the Redemption Notice Date for such Redemption.

Section 5.05 Redemption Price. The Redemption Price for any Note called for Redemption is an amount in cash equal to one hundred percent (100%) of the Principal Amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption; provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (a) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (b) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date.

Section 5.06 Redemption Notice. To call any Notes for Redemption, the Company must send to each Holder a written notice of such Redemption (a “Redemption Notice”) stating (a) that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Agreement; (b) the Redemption Date for such Redemption; (c) the Redemption Price for such Redemption; and (d) the place or places where Notes are to be surrendered for payment of the Redemption Price. Once a Redemption Notice is given, the Notes shall, on the Redemption Date, become due and payable at the Redemption Price, and upon surrender of any Note for Redemption in accordance with such Redemption Notice, such Note shall be paid by the Company at the Redemption Price.

ARTICLE 6.
CONDITIONS

Section 6.01 Closing Date Conditions. The obligation of the Investor to purchase the Notes hereunder shall be subject to the satisfaction on the Closing Date of the conditions precedent set forth below:

(a) The Company shall have delivered to the Investor the Notes and this Agreement, each dated the Closing Date.

(b) The Company shall have delivered to the Investor an executed copy of a certificate of the Company, dated the Closing Date, substantially in the form set forth in Exhibit C hereto together with the attachments specified therein.

(c) The Company shall have delivered to the Investor (i) a certificate, dated the Closing Date, of a senior officer of the Company (the statements made in which to have been true and correct on and as of the Closing Date): (x) attaching copies, certified by such officer as true and complete, of the Company’s certificate of incorporation and bylaws (together with any and all amendments thereto); (y) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors (or other governing body) of the Company authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Note Documents and the transactions contemplated herein and therein; and (x) setting forth the incumbency of the officer or officers of the Company who executed and delivered this Agreement and the other Note Documents including therein a signature specimen of each such officer or officers; and (ii) certificates of the appropriate Governmental Authority of the jurisdiction of formation of the Company and its Subsidiaries, stating that the Company and its Subsidiaries were in good standing under the laws of such jurisdiction as of the Closing Date (or such earlier date as shall be reasonably acceptable to the Investor).

(d) No event shall have occurred and be continuing that (i) constitutes a Default or an Event of Default or (ii) could reasonably be expected to constitute a Material Adverse Effect.

(e) All necessary governmental and third-party approvals, consents and filings required for the issuance of the Notes and entry into the other Note Documents shall have been obtained or made and shall remain in full force and effect.

ARTICLE 7.
CONVERSION

Section 7.01 Right to Convert.

(a) Subject to and upon compliance with the provisions of this Agreement, each Holder shall have the right, at such Holder’s option, at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date, to convert the Principal Amount of such Holder’s Notes, or any portion of such Principal Amount that is $1,000 and any integral multiple of $1,000 in excess thereof, into shares of Common Stock (and, if applicable, cash in lieu of any fractional share of Common Stock). Notwithstanding anything to the contrary:

(i) Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;

(ii) in no event may any Note be converted after the Close of Business on the Business Day immediately preceding the Maturity Date;

(iii) if the Company calls any Note for Redemption pursuant to Article 5, then the Holder of such Note may not convert such Note after the Close of Business on the Business Day immediately before the applicable Redemption Date, except to the extent the Company fails to pay the Redemption Price for such Note in accordance with this Agreement; and

(iv) if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 4.04(b) with respect to any Note, then such Note may not be converted, except to the extent (i) such Note is not subject to such notice; (ii) such notice is withdrawn in accordance with Section 4.04(e); or (iii) the Company fails to pay the Fundamental Change Repurchase Price for such Note in accordance with this Agreement.

(b) For any Conversion Date that occurs prior to the Maturity Date (other than a conversion in connection with a Make-Whole Fundamental Change), the Company shall make an Interest Make-Whole Payment to the converting Holder equal to the sum of the remaining scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding from the Conversion Date through the Maturity Date (the “Interest Make-Whole Payment”).

If a Conversion Date occurs after the Close of Business on a Regular Record Date but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, the Interest Make-Whole Payment will not include the accrued interest to any converting Holder and instead the Company will pay the full amount of the relevant interest payment on such Interest Payment Date to the Holder of record on such Regular Record Date. In such case, the Interest Make-Whole Payment to such converting Holders will equal the value of all remaining interest payments, starting with the next Interest Payment Date for which interest has not been provided for through the Maturity Date.

The Company shall pay any Interest Make-Whole Payment by delivering shares of Common Stock. The number of shares of Common Stock a converting Holder will receive will be the number of shares equal to the amount of the Interest Make-Whole Payment to be paid to such Holder, divided by the product of (x) 97% and (y) the simple average of the Daily VWAP of the shares for the ten (10) consecutive Trading Days ending on and including the Trading Day immediately preceding the Conversion Date.

If in connection with any conversion of Notes, the Conversion Rate is adjusted pursuant to Section 7.07, then such Holder will not receive the Interest Make-Whole Payment with respect to such Notes.

Section 7.02 Conversion Procedure.

(a) In order to exercise the conversion right with respect to any Notes, the Holder of any such Notes to be converted, in whole or in part, shall:

(i) complete and manually sign the conversion notice provided on the back of the Note (or a facsimile of such conversion notice) and deliver the same to the Company;

(ii) surrender the Note to the Company;

(iii) if required, furnish appropriate endorsements and transfer documents,

(iv) if required pursuant to Section 7.08, pay any transfer taxes or duties; and

(v) if required, pay funds equal to interest payable on the next Interest Payment Date as required by Section 7.03(d).

The date on which the Holder satisfies all of the applicable requirements set forth above is the “Conversion Date.”

(b) In case any Note having a Principal Amount greater than $1,000 shall be surrendered for partial conversion, the Company shall execute and deliver to the Holder of such Note, without charge to such Holder, new Notes in authorized denominations in an aggregate Principal Amount equal to the unconverted portion of such Note.

Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) on the Conversion Date for such conversion, and the Person in whose name the shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of such shares as of the Close of Business on such the Conversion Date for such conversion.

(c) Each share of Common Stock issued upon conversion of any Notes that are Restricted Notes shall be subject to the Restricted Stock Legend as set forth in Section 3.06.

Section 7.03 Settlement upon Conversion Into Common Stock.

(a) The type and amount of consideration due in respect of each $1,000 principal amount of a Note to be converted will be a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion and an Interest Make-Whole Payment, if applicable; provided, however, that, subject to Section 7.03(e), in lieu of issuing or delivering any fraction of any share of Common Stock, the Company will instead either, at the Company’s option, (I) pay cash in an amount equal to the product of (x) such fraction and (y) the Last Reported Sale Price per share of Common Stock on such Conversion Date; or (II) deliver an additional whole share of Common Stock.

(b) Subject to Section 7.05, the Company will deliver the consideration (and settlement of any Interest Make-Whole Payment, if applicable) due upon conversion of any Note on or before the second (2nd) Business Day after the Conversion Date for such conversion.

(c) Subject to Section 7.03(d), upon conversion, Holders shall not receive any separate cash payment for accrued and unpaid interest.

(d) If the Conversion Date for any Note is after a Regular Record Date and before the next Interest Payment Date, then (i) the Holder(s) of such Note at the Close of Business on such Regular Record Date will receive, on such Interest Payment Date, the interest that would have accrued on such Note to, and been payable on, such Interest Payment Date notwithstanding the conversion; and (ii) such Note, when surrendered for conversion, must be accompanied by funds equal to the amount of such interest; provided, however, that no such payment need be made (A) for conversions whose Conversion Date occurs following the Regular Record Date immediately preceding the Maturity Date, (B) for conversions whose Conversion Date occurs following a Regular Record Date immediately preceding a Redemption Date, (C) for conversions in respect of which an Interest Make-Whole Payment is payable upon conversion (or would have been payable but for the conversion occurring following the Regular Record Date preceding the last Interest Payment Date); or (D) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(e) If multiple Notes shall be surrendered for conversion with the same Conversion Date by the same Holder, the number of full shares which shall be issuable upon such conversion (and the number of fractional shares, if any, for which cash shall be delivered) and Interest Make-Whole Payment, if applicable, shall be computed on the basis of the aggregate Principal Amount of such Notes to be so converted.

(f) By delivery to the Holder of the consideration due upon conversion of any Note, the Company will be deemed to satisfy in full its obligation to pay the Principal Amount of the Notes and all accrued and unpaid interest to, but excluding, the Conversion Date. Upon conversion of the Notes, all accrued and unpaid interest to, but excluding, the Conversion Date will be deemed to be paid in full rather than canceled, extinguished or forfeited, subject to Section 7.03(d).

(g) Shares of Common Stock issued upon a conversion (including pursuant to the Interest Make-Whole Payment) shall be delivered pursuant to a book entry with the transfer agent for the Common Stock, and in no event shall paper certificates be issued or delivered, except with the consent of the Holder receiving the same.

(h) Notwithstanding anything in this Indenture to the contrary, unless and until the Company obtains Stockholder Approval, in no event shall the number of shares of Common Stock deliverable upon conversion (including those delivered in connection with an Interest Make-Whole Payment and Additional Shares delivered pursuant to Section 7.07) exceed the Conversion Share Cap. If the number of shares of Common Stock deliverable upon conversion would result in the issuance of shares of Common Stock in excess of the Conversion Share Cap, the Company will not have any further obligation to deliver any shares of Common Stock or pay any cash in excess of the Conversion Cap for such conversion. If the Company receives Stockholder Approval on any day, it shall so notify Holders in writing within five (5) Business Days.

Section 7.04 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs as described below, except that the Company will not make any adjustment to the Conversion Rate if Holders of Notes participate, at the same time and on the same terms as holders of shares of Common Stock, solely as a result of holding the Notes, in any of the transactions described in this Section 7.04, without having to convert their Notes, as if each Holder held, on the applicable Record Date or effective date, a number of shares of Common Stock equal to the Conversion Rate in effect on such Record Date or effective date, multiplied by the Principal Amount of Notes held by such Holder, divided by $1,000.

(a) If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all of the shares of the Common Stock, or the Company effects a share split or share combination applicable to all shares of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 7.05 will apply), the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0	=

the Conversion Rate in effect immediately prior to the Close of Business on the Record Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date or effective date, as applicable; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend, distribution, share split or share combination of the type described in this Section 7.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such share split or share combination, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b) If the Company distributes, to all or substantially all holders of shares of Common Stock, any rights, options or warrants entitling such holders for a period of not more than sixty (60) calendar days after the Record Date of such distribution to subscribe for or purchase shares of Common Stock, at a price per share less than the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	OS + X
OS + Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

OS	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=

the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding such date of announcement.

The foregoing increase in the Conversion Rate shall be successively made whenever any such rights, options or warrants are distributed. If such rights, options or warrants are not so distributed, the Conversion Rate will be immediately readjusted to the Conversion Rate that would then be in effect if such Record Date for such distribution had not been fixed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than such average of the Last Reported Sale Prices, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c)

(i) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire the Company’s Capital Stock or other securities (the “Distributed Property”), to all or substantially all holders of shares of Common Stock, excluding:

(A) dividends, distributions, rights, options or warrants for which an adjustment is required (or would be required without regard to Section 7.04(h)) pursuant to Section 7.04(a) or Section 7.04(b);

(B) dividends or distributions paid exclusively in cash for which an adjustment is required (or would be required without regard to Section 7.04(h)) pursuant to Section 7.04(d);

(C) rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 7.10;

(D) Spin-Offs for which an adjustment is required (or would be required without regard to Section 7.04(h)) pursuant to Section 7.04(c)(ii); and

(E) a distribution solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 7.05 will apply,

then the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	SP
SP – FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

SP	=

the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company), as of such Record Date, of such Distributed Property distributed per share of Common Stock pursuant to such distribution.

No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate. If such distribution is not so paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP” (as defined above), then, in lieu of the foregoing increase, each Holder shall receive, in respect of each $1,000 principal amount of Notes that it held on the Record Date for such distribution, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, without having to convert its Notes, the amount and kind of Distributed Property such Holder would have received if such Holder owned, on such Record Date, a number of shares of Common Stock equal to the Conversion Rate in effect on such Record Date. If the Company determines the “FMV” (as defined above) of any distribution for purposes of this Section 7.04(c)(i) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the average Last Reported Sale Prices per share of Common Stock referred to above.

(ii) With respect to an adjustment pursuant to this Section 7.04(c) where there has been a payment of a dividend or other distribution on all or substantially all shares of the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary, or other business unit or Affiliate, of the Company, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the transaction) on a U.S. or non-U.S. securities exchange (as determined by the Company) (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	FMV + MP
MP

where,

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

FMV	=

the average of the Last Reported Sale Prices per share of Capital Stock or similar equity interest distributed per share of Common Stock in such Spin-Off (determined for purposes of the definition of “Last Reported Sale Price” as if references therein to Common Stock were instead references to such Capital Stock or similar equity interest) over the ten (10) consecutive Trading Days beginning on, and including, the Ex-Dividend Date of the Spin-Off (the “Spin-Off Valuation Period”); and

MP	=	the average of the Last Reported Sale Prices per share of Common Stock over the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 7.04(d) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Close of Business on the Record Date for the Spin-Off, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Spin-Off Valuation Period. To the extent any dividend or distribution that constitutes a Spin-Off is declared but not paid or made, the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(d) If any cash dividend or distribution is paid or made to all or substantially all holders of shares of Common Stock, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	SP
SP – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately prior to such Ex-Dividend Date; and

C	=	the amount in cash per share of Common Stock in such dividend or distribution.

No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate. To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP” (as defined above), then, in lieu of the foregoing increase, each Holder shall receive, for each $1,000 principal amount of Notes that it held on the Record Date for such distribution, at the same time and upon the same terms as holders of shares of the Common Stock, without having to convert its Notes, the amount of cash that such Holder would have received if such Holder owned, on such Record Date, a number of shares of Common Stock equal to the Conversion Rate on such Record Date.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock, to the extent that the value (determined as of the Expiration Time by the Company) of the cash and any other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Prices per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP × OS1)
OS0 × SP

where,

CR0	=	the Conversion Rate in effect immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

AC	=	the aggregate value (determined as of the Expiration Time by the Company) of all cash and other consideration paid for shares of Common Stock purchased in such tender or exchange offer;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the Expiration Time (prior to giving effect to the purchase of shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=

the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=

the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, on the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate pursuant to this Section 7.04(e) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period. No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate.

If the Company is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company is ultimately prevented by applicable law from effecting all or any portion of such purchases or all such purchases are rescinded, the Conversion Rate shall immediately be readjusted to the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that had been effected.

(f) In addition to those Conversion Rate adjustments required by Sections Section 7.04(a)Section 7.02(a), Section 7.04(b), Section 7.04(c), Section 7.04(d) and Section 7.04(e), and to the extent permitted by applicable law and subject to the applicable rules of The Nasdaq Global Market (including Market Rule 5635) and, if applicable, any securities exchange on which the Company’s securities are then listed, the Company from time to time may (but is not required to) (i) increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Board of Directors determines that such increase would be in the Company’s best interest and (ii) increase the Conversion Rate to avoid or diminish any income tax to holders of shares of Common Stock or rights to purchase shares of Common Stock in connection with any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event.

(g) Notwithstanding anything to the contrary, the Conversion Rate will not be adjusted:

(i) the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(ii) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii) upon the entry into any share repurchase program by the Company, including any accelerated share repurchase transaction or other share repurchase transaction effected through the use of derivatives;

(iv) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of (or assumed by) the Company or any its Subsidiaries;

(v) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (iv) above and outstanding as of the date the Notes were first issued, except as set forth in Section 7.10;

(vi) for a third-party tender offer by any party other than a tender offer by one or more of the Company’s Subsidiaries as described in Section 7.04(e);

(vii) upon the repurchase of any shares of the Common Stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described in Section 7.04(e);

(viii) for a change in the par value of the Common Stock; or

(ix) for accrued and unpaid interest, if any, on the Notes.

(h) Adjustments to the Conversion Rate under this Article 7 shall be calculated to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a share of Common Stock. Notwithstanding anything to the contrary in Section 7.04, no adjustment shall be made to the Conversion Rate unless such adjustment would require a change of at least one percent (1%) in the Conversion Rate, and any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any future adjustment; provided, however, that upon any conversion of the Notes, the Company shall give effect to all adjustments that Company otherwise has deferred pursuant to this sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

(i) After any adjustment to the Conversion Rate pursuant hereto, the Company shall prepare and send to Holders, within 20 days of the effective date of such adjustment, a notice of such adjustment setting forth the adjusted Conversion Rate and the date on which each adjustment became effective. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(j) For purposes of this Section 7.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company, so long as the Company does not pay any dividend or make any distribution on such shares, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 7.05 Effect of Reclassification, Consolidation, Merger, Sale, Etc. In the case of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination, any stock dividends or any change in par value or from a par value to no par value or from no par value to a par value), (ii) any consolidation, merger or combination involving the Company, (iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (iv) any statutory share exchange, in each case, as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities or other property or assets (including cash or any combination thereof) (any such event, a “Common Stock Change Event,” and such stock, securities, property or assets, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary,

(a) at the effective time of such Common Stock Change Event, (1) the consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 7 (or in any related definitions) were instead a reference to the same number of Reference Property Units; and for (2) purposes of the definition of “Fundamental Change” and “Make-Whole Fundamental Change,” the term “Common Stock” will be deemed to mean the Common Equity, if any, forming part of such Reference Property;

(b) if such Reference Property Unit consists entirely of cash, then, in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Stock Change Event, the Company will pay the cash due upon such conversions no later than the second (2nd) Business Day after the relevant Conversion Date;

(c) for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof);

(d) the Company shall promptly execute, and the Holders shall counter-sign, a supplemental agreement pursuant to Article 13 that (1) will provide for subsequent conversions of Notes in the manner set forth in this Section 7.05; (2) will provide for subsequent adjustments to the Conversion Rate pursuant to Section 7.04(a), Section 7.04(b), Section 7.04(c), Section 7.04(d), Section 7.04(e) and Section 7.07 in a manner consistent with this Section 7.05; and (3) may contain such other provisions as (i) the Company in good faith determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 7.05 and (ii) to which Holders of at least a majority of the aggregate principal amount of Notes then outstanding reasonably agree.

If such Common Stock Change Event causes the Common Stock to be converted into, or exchanged for, or represent solely the right to receive, more than a single type of consideration (determined based in part upon any form of shareholder election), the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of the Notes of such weighted average as soon as practicable after such determination is made.

The Company shall not become a party to any Common Stock Change Event unless its terms are consistent with this Section 7.05. None of the foregoing provisions shall affect the right of a Holder of Notes to convert its Notes as set forth in Section 7.01 and Section 7.02 prior to the effective date of such Common Stock Change Event.

Section 7.06 Adjustments of Prices. Whenever any provision of this Agreement requires a calculation of the Last Reported Sale Prices, or a function thereof, over a span of multiple days, the Company may make adjustments determined by the Company or its agents to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, effective date or Expiration Date, as the case may be, of the event occurs, at any time during the period during which such calculations are based.

Section 7.07 Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes.

(a) If a Make-Whole Fundamental Change occurs or becomes effective prior to the Maturity Date and a Holder elects to convert any of its Notes in connection with such Make-Whole Fundamental Change, the Company shall, under the circumstances described below, increase the Conversion Rate for such Notes by a number of additional shares of Common Stock (the “Additional Shares”), as set forth below (but subject to Section 7.03(h)). A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the Conversion Date for such conversion occurs on or after the effective date of the Make-Whole Fundamental Change and on or before the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, if such Make-Whole Fundamental Change is not a Fundamental Change, on or before the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”). Notwithstanding anything to the contrary, in no event will the Conversion Rate applicable to the conversion of any Note in connection with a Make-Whole Fundamental Change be increased pursuant to this Section 7.07 if such Make-Whole Fundamental Change constitutes a Fundamental Change pursuant to clause (a) of the definition of such term where the “person” or “group” referred to in such clause is, or includes, the Holder or beneficial owner of such Note or any Affiliate thereof.

(b) If a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, constitutes a Common Stock Change Event for which the Reference Property is composed entirely of cash, then, for any conversion of Notes with a Conversion Date following the effective date of such Make-Whole Fundamental Change, the consideration due upon such shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the applicable Conversion Rate (including any adjustment for Additional Shares), multiplied by such Stock Price. The Company shall notify the Holders of Notes of the effective date of any Make-Whole Fundamental Change no later than five (5) Business Days after such effective date.

(c) The number of Additional Shares, if any, by which the Conversion Rate shall be increased shall be determined by reference to the table in Section 7.07(e), based on the date on which the Make-Whole Fundamental Change occurs or becomes effective and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices per share of Common Stock over the five (5) Trading Days ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

(d) The Stock Prices set forth in the column headings of the table in Section 7.07(e) shall be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 7.04(a), Section 7.04(b), Section 7.04(c), Section 7.04(d) or Section 7.04(e). The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 7.04(a), Section 7.04(b), Section 7.04(c), Section 7.04(d) or Section 7.04(e).

(e) The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 7.07 for each Stock Price and effective date set forth below:

	Stock Price
Effective Date	$0.80	$0.90	$1.00	$1.25	$1.50	$1.75	$2.00	$2.25	$2.50	$3.00	$3.50	$4.00
April 9, 2020	113.6250	103.2955	90.9000	72.7200	60.6000	51.9429	45.4500	40.4000	36.3600	30.3000	25.9714	22.7250
April 15, 2021	113.6250	100.7955	88.6000	70.8000	59.0667	50.6286	44.3000	39.3778	35.4400	29.5333	25.3143	22.1500
April 15, 2022	113.6250	95.5682	83.9000	67.0400	55.9333	47.9429	41.9500	37.2889	33.5200	27.9333	23.9429	20.9500
April 15, 2023	113.6250	85.7955	74.6000	58.4800	48.1333	40.7429	35.6500	31.6444	28.4800	23.7333	20.3429	17.8000
April 15, 2024	113.6250	74.8864	63.4000	48.4000	39.2667	33.2000	29.0000	25.7778	23.2000	19.3333	16.5714	14.4750
April 15, 2025	113.6250	61.5909	46.4000	30.8800	23.7333	20.0571	17.5000	15.5556	14.0000	11.6667	10.0000	8.7500
April 15, 2026	113.6250	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such effective date or Stock Price are not set forth in the table above, then:

(i) if such Stock Price is between two Stock Prices in the table above or the effective date is between two effective dates in the table above, then the number of Additional Shares will be determined by a straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table and the earlier and later effective dates in the table above, as applicable, based on a 365- or 366-day year, as applicable;

(ii) if the Stock Price is greater than $4.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 7.07(d)), then no Additional Shares will be added to the Conversion Rate; and

(iii) if the Stock Price is less than $0.80 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 7.07(d)), then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary, in no event will the Conversion Rate be increased pursuant to this Section 7.07 to an amount that exceeds 1,250 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 7.02(a), Section 7.02(b), Section 7.03(c), Section 7.04(d) or Section 7.04(e). Notwithstanding the foregoing, if the Conversion Rate is increased for Notes converted in connection with a Make-Whole Fundamental Change, then the Holder of such converted Notes will not receive the Interest Make-Whole Payment with respect to such converted Notes.

Section 7.08 Taxes on Shares Issued. Any issue of shares of Common Stock upon the conversion of Notes shall be made without charge to the converting Holder for any documentary, transfer, stamp or any similar tax in respect of the issue thereof, and the Company shall pay any and all documentary, stamp or similar issue or transfer taxes or duties that may be payable in respect of the issue or delivery of shares of Common Stock, if any, upon conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder of any Notes converted, and, in addition to any other requirements or conditions set forth herein, the Company shall not be required to issue or deliver any such shares unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 7.09 Reservation of Shares; Listing. The Company shall at all times provide, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the Notes from time to time as such Notes are presented for conversion (assuming that, at the time of the computation of such number of shares, all such Notes would be held by a single Holder). The Company will use its best efforts to cause all shares of Common Stock issued upon conversion of the Notes to be listed on any U.S. securities exchange upon which the Common Stock is then listed.

Section 7.10 Shareholder Rights Plan. Each share of Common Stock, if any, issued upon conversion of Notes pursuant to this Article 7 shall be entitled to receive the appropriate number of rights, if any, and the certificates, if any, representing such shares shall bear such legends, if any, in each case as may be provided by the terms of any then-effective shareholder rights agreement adopted by the Company, as any such agreement may be amended from time to time. Notwithstanding the foregoing, if, prior to any conversion of any Notes, such rights have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement, then the Conversion Rate shall be adjusted at the time of separation as if the Company had distributed, to all holders of the Common Stock, Distributed Property as described in Section 7.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights. Unless and until such rights have so separated, no adjustment to the Conversion Rate will be made pursuant to Section 7.04(c) on account of such rights.

Section 7.11 Company Determination Final. Any determination that the Company or the Board of Directors contemplated pursuant to this Article 7 shall be conclusive if made in good faith and in accordance with the provisions of this Article 7, absent manifest error.

Section 7.12 Exchange in Lieu of Conversion. Notwithstanding anything to the contrary in this Article 7, and subject to the terms of this Section 7.12, if a Note is to be converted, the Company may elect to arrange to have such Note exchanged in lieu of conversion by a financial institution designated by the Company. To make such election, the Company must provide written notice of such election to the Holder of such Note before the Close of Business on the Business Day immediately after the Conversion Date for such Note. If the Company has made such election, then:

(a) no later than the Business Day immediately after such Conversion Date, the Company must deliver such Note, together with delivery instructions for the consideration due upon such conversion, to a financial institution designated by the Company that has agreed to deliver such consideration in the manner and at the time the Company would have had to deliver the same pursuant to this Article 7; and

(b) such Note will not cease to be outstanding by reason of such exchange in lieu of conversion;

provided, however, that if such financial institution does not accept such Note or fails to timely deliver such consideration, then the Company will be responsible for delivering such consideration in the manner and at the time provided in this Article 7 as if the Company had not elected to make an exchange in lieu of conversion.

Section 7.13 .  Limits on Issuance of Shares of Common Stock upon Conversion.

(a) Notwithstanding anything to the contrary in this Agreement, no Person will be entitled to receive any shares of Common Stock otherwise deliverable upon conversion of the Notes to the extent, but only to the extent, that such receipt would cause such Person to become, directly or indirectly, a “Beneficial Owner” (as defined below) of more than 19.99% of the shares of the Common Stock outstanding at such time (such restrictions, as in effect from time to time, the “General Beneficial Ownership Limits”). In addition, a Holder at its option may elect a limit on beneficial ownership as to such Holder (but not as to any other Holder) that is less than or equal to any General Beneficial Ownership Limit then applicable to such Holder upon written notice delivered to the Company at least sixty one (61) days prior to the date of effectiveness of such beneficial ownership limit, specifying the percentage of shares of Common Stock outstanding for the beneficial ownership limit that shall apply to such Holder (such beneficial ownership limit, a “Holder Beneficial Ownership Limit” and together with the General Beneficial Ownership Limits, the “Beneficial Ownership Limits”). Any such reduction in the Beneficial Ownership Limit by a Holder as to such Holder may be revoked by such Holder only by notice given sixty one (61) days prior to the date such revocation shall become effective. The Company shall otherwise deliver any consideration due in respect of any conversion of the Notes as set forth in Section 7.03. As of the Closing Date, the Investor has elected a Holder Beneficial Ownership Limit applicable to the Investor and its Affiliates on an aggregate basis of 9.99%.

(b) Any purported delivery of shares of Common Stock upon conversion of the Notes shall be void and have no effect to the extent, but only to the extent, that such delivery would result in any Person becoming the Beneficial Owner of shares of Common Stock outstanding at such time in excess of the Beneficial Ownership Limits applicable to such Person.

(c) Unless the Company shall have waived the General Beneficial Ownership Limits as set forth in subsection (e) below, and there is no Holder Beneficial Ownership Limit applicable to a Holder, when such Holder tenders Notes for conversion, that Holder must provide a certification to the Company as to whether the Person (or Persons) receiving shares of the Common Stock upon conversion is, or would, as a result of such conversion, become the Beneficial Owner of shares of Common Stock in excess of any Beneficial Ownership Limit then applicable to such Person (or Persons).

(d) If any delivery of shares of Common Stock otherwise owed to any Person (or Persons) upon conversion of the Notes is not made, in whole or in part, as a result of any applicable Beneficial Ownership Limit, the relevant Holder may either:

(i) request the return of the Notes surrendered by such Holder for conversion in writing, after which the Company shall deliver such Notes to such Holder within three (3) Trading Days after receipt of such written request; or

(ii) certify to the Company that the Person (or Persons) receiving shares of the Common Stock upon conversion is not, and would not, as a result of such conversion, become the Beneficial Owner of shares of the Common Stock outstanding at such time in excess of any applicable Beneficial Ownership Limit, after which the Company shall deliver any such shares of Common Stock withheld on account of such applicable Beneficial Ownership Limits by the later of (x) the date such shares would otherwise have been due to such Person (or Persons) pursuant to Section 7.03 and (ii) two Trading Days after receipt of such certification; provided, however, until such time as the affected Holder gives such notice, no Person shall be deemed to be the stockholder of record with respect to the shares of Common Stock otherwise deliverable upon conversion in excess of any applicable beneficial ownership limit in accordance with Section 7.02. Upon delivery of such notice, the provisions set forth in Section 7.03 and Section 7.02 shall apply to the shares of Common Stock to be delivered pursuant to such notice.

(e) The Company may, at its option with the approval of the Board of Directors and subject to the applicable listing standards of The Nasdaq Stock Market LLC (or any other stock exchange where any securities of the Company are then listed), waive the General Beneficial Ownership Limits (as to a particular Person or as to all Persons).  In the event that the Company exercises its right to waive any General Beneficial Ownership Limit to all Persons, the Company shall deliver or cause to be delivered to each Holder 61 days prior to the effective waiver date an irrevocable notice stating that as of an effective date specified therein, the Company waives any restrictions that limit a Holder from converting its Notes in the event that such Holder is, or would, as a result of a conversion of Notes, become, a Beneficial Owner of shares of Common Stock in excess of such General Beneficial Ownership Limit. Any such waiver of a General Beneficial Ownership Limit would not effect a waiver of any Holder Beneficial Ownership Limit.

For purposes of this Section 7.13 only, a Person shall be deemed the “Beneficial Owner” of and shall be deemed to beneficially own any shares of Common Stock that such Person or any of such person’s Affiliates or Associates is deemed to beneficially own, together with any shares of Common Stock beneficially owned by any other Persons whose beneficial ownership would be aggregated with such Person for purposes of Section 13(d) of the Exchange Act. Subject to the following proviso, for purposes of the this Section 7.13, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder as in effect on the date of this Indenture; provided that (x) the number of shares of Common Stock beneficially owned by such Person and its Affiliates and Associates and any other Persons whose beneficial ownership would be aggregated with such Person for purposes of Section 13(d) of the Exchange Act shall include the number of shares of Common Stock issuable upon exercise or conversion of any of the Company’s securities or rights to acquire Common Stock, whether or not such securities or rights are currently exercisable or convertible or are exercisable or convertible only after the passage of time (including the number of shares of Common Stock issuable upon conversion of the Notes in respect of which the beneficial ownership determination is being made) and (y) the number of shares of Common Stock outstanding at such time shall exclude the number of shares of Common Stock that would be issuable upon (A) conversion of the remaining, unconverted portion of any Notes beneficially owned by such Person or any of its Affiliates or Associates and any other Persons whose beneficial ownership would be aggregated with such person for purposes of Section 13(d) of the Exchange Act and (B) exercise or conversion of the unexercised or unconverted portion of any of the Company’s other securities subject to a limitation on conversion or exercise analogous to the limitations contained in this Section 7.13 beneficially owned by such Person or any of its Affiliates or Associates and any other Persons whose beneficial ownership would be aggregated with such Person for purposes of Section 13(d) of the Exchange Act.

ARTICLE 8.
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 8.01 Representations and Warranties of the Investor. The Investor hereby represents and warrants, as of the Closing Date, as follows:

(a) It is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act. It is purchasing the Notes and the shares of Common Stock, if any, issuable upon conversion thereof for its own account solely for investment purposes and not with a view to the resale or distribution of the Notes or such shares of Common Stock. It has not been formed for the specific purpose of acquiring the Notes or such shares of Common Stock.

(b) It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Notes and shares of Common Stock, if any, issuable upon conversion thereof, and it is experienced in investing in capital markets and is able to bear the economic risk of investing in the Notes and such shares of Common Stock, including a complete loss of such investment.

(c) It is aware that an investment in the Notes and shares of Common Stock, if any, issuable upon conversion thereof involves a high degree of risk, and such securities are, therefore, a speculative investment.

(d) The Company has not given any investment advice or rendered any opinion to it as to whether an investment in the Notes or shares of Common Stock, if any, issuable upon conversion thereof is prudent or suitable.

(e) It acknowledges that it has (i) had the opportunity to ask questions and receive answers from the Company, (ii) been furnished with all other materials that it considers relevant to an investment in the Notes and shares of Common Stock, if any, issuable upon a conversion thereof and (iii) been given the opportunity fully to perform its own due diligence, in each case, to the extent it has determined adequate to invest in the Notes and shares of Common Stock, if any, issuable upon conversion thereof.

(f) It has consulted its own legal, accounting, financial and tax advisors to extent it deems appropriate.

(g) It has not engaged the services of a broker, investment banker or finder to contact any potential investor nor has it agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor.

(h) It understands that the offer and sale of the Notes and shares of Common Stock, if any, issuable upon conversion thereof have not been registered under the Securities Act, are “restricted securities” (within the meaning of Rule 144 under the Securities Act) and it is purchasing the Notes and shares of Common Stock, if any, issuable upon conversion thereof in accordance with a valid exemption from the registration requirements under the Securities Act. It acknowledges that it will receive the Notes and (in certain circumstances) shares of Common Stock, if any, issuable upon conversion thereof with a restrictive legend imprinted upon them. It will not offer, sell, pledge, hedge or otherwise transfer any Notes or shares of Common Stock, if any, issuable upon conversion thereof except in a transaction that complies with the Securities Act and other applicable securities laws.

(i) It has not been solicited by any Person to purchase any Notes or share of Common Stock issuable upon conversion of the Notes by means of any general solicitation or advertising within the meaning of the Securities Act.

(j) Neither it nor any of its Affiliates has, in connection with the transactions contemplated by this Agreement, directly or indirectly, engaged in any Hedging and Short Sales in connection with the Notes or the shares of Common Stock issuable upon conversion of the Notes.

Section 8.02 Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor and its respective Affiliates that, as of the Closing Date (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified):

(a) Existence. The Company and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all necessary powers, licenses, authorizations, consents and approvals required to carry on its business as now conducted and to own and lease its properties; and (iii) is duly qualified to do business as a foreign corporation, and is in good standing, in every jurisdiction in which its business or properties require such qualification, except, in the case of clause (ii) or (iii), to the extent that the failure to have such powers, licenses, authorizations, consents or approvals or to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Authorization. The Company has all necessary power and authority to enter into, execute and deliver this Agreement and the other Note Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c) Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and constitutes, and each of the other Note Documents have been duly authorized by the Company and, when executed and delivered by the Company, will constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, assuming the due authorization, execution and delivery by the other parties hereto and thereto (if applicable) and subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at law) and rules of law governing specific performance, injunctive relief and other equitable remedies.

(d) Governmental Authorization. None of the execution and delivery by the Company of Note Documents, the performance by the Company of any of the obligations to be performed by them hereunder or thereunder, or the consummation by the Company of any of the transactions contemplated hereby or thereby, will require any notice to, action, approval or consent by, or in respect of, or filing or registration with any Governmental Authority or other Person, except filings required to be made with the Commission and Nasdaq.

(e) No Conflicts. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no consent or approval of, or notice to, any Person is required by the terms of any Material Contract for the execution or delivery of, or the performance of the obligations of the Company under, this Agreement and the other Note Documents to which the Company is party or the consummation of the transactions contemplated hereby or thereby, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under any Material Contract or any law applicable to the Company, any of its Subsidiaries or any of its or their assets.

(f) No Material Adverse Effect. Since December 31, 2019, there has been no change, effect, event, state of facts, development, condition or circumstance that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Authorization of the Common Stock. The shares of Common Stock, if any, issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action, and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable and free and clear of all liens under the Company’s certificate of incorporation and bylaws or under the Delaware General Corporation Law; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company pursuant the Company’s certificate of incorporation or bylaws, the Delaware General Corporation Law or any Material Contract.

(h) Public Filings, Etc. As of the Closing Date, none of the Company’s Annual Report on Form 10-K for the period ended December 31, 2019 or other public filings of the Company filed with the Commission since January 1, 2020 pursuant to the Exchange Act included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i) Solvency. Immediately after the issuance of the Initial Notes, (i) the fair value of the properties and assets of the Company and its Subsidiaries on a going concern basis will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Subsidiaries on a going concern basis will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries will be generally able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries will not have unreasonably small capital with which to conduct its business, as now conducted.

(j) Investment Company Act. The Company is not an “investment company,” as defined in the Investment Company Act of 1940, as amended.

(k) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its directors, officers, employees, Affiliates or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company, its Subsidiaries and, to the Company’s knowledge, its Affiliates have conducted their respective businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(l) Broker’s Fees. Neither the Company nor any of its Subsidiaries has taken any action that would entitle any Person to any commission or broker’s, finder’s, placement or other similar fee in connection with the transactions contemplated herein.

(m) Private Offering; No Integration or General Solicitation.

(i) Assuming (i) the Initial Notes are issued, sold and delivered under the circumstances contemplated by this Agreement and (ii) the accuracy of the representations and warranties of the Investor set forth in Section 8.01, and their compliance with the agreements set forth herein, it is not necessary in connection with the offer, sale and delivery of the Initial Notes to the Investor in the manner contemplated by this Agreement to register the offer and sale of such Initial Notes to the Investor under the Securities Act.

(ii) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy, and the Company will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Initial Notes and require the offer and sale of the Initial Notes to the Investor to be registered under the Securities Act. Neither the Company nor any of its Affiliates or any Person acting on its behalf (other than the Holders, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering and sale of the Initial Notes to the Investor pursuant to this Agreement.

(n) Tax Returns and Payments. Except for any failure to file or pay, collect or remit that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company has (i) timely filed or caused to be timely filed all Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (ii) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it (including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings and for which the Company has set aside on its books adequate reserves in accordance with GAAP.

ARTICLE 9.
EVENTS OF DEFAULT; REMEDIES

Section 9.01 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or Governmental Authority):

(a) default by the Company in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;

(b) default in the payment of principal of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;

(c) failure by the Company to comply with its obligation to convert the Notes, including the payment of any Interest Make-Whole Payment, in accordance with this Agreement upon exercise of a Holder’s conversion right, and such failure continues for a period of five (5) Business Days;

(d) failure by the Company to comply with its obligations under Article 10, hereof and such failure continues for a period of ten (10) Business Days;

(e) failure by the Company for sixty (60) days after written notice from the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Agreement;

(f) failure by the Company to issue a Fundamental Change Company Notice or notice of the effective date of a Make-Whole Fundamental Change, in each case, for a period of five (5) Business Days after the date the same is due;

(g) a default by the Company or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to the Company by Holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with this Agreement;

(h) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

(i) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days; or

(j) a final judgment or judgments for the payment of $10,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any Significant Subsidiary of the Company, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

Section 9.02 Reporting Defaults.

(a) Notwithstanding anything to the contrary, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 9.01(e) arising from the Company’s failure to comply with Section 4.03 will, for each of the first one hundred and eighty (180) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then the Notes will be subject to acceleration pursuant to Section 9.03 on account of the relevant Reporting Event of Default from, and including, the one hundred and eighty first (181st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due.

(b) Any Special Interest that accrues on a Note pursuant to Section 9.02(a) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to (i) one quarter of one percent (0.25%) of the principal amount thereof for the first one hundred eighty (180) calendar days following the Reporting Event of Default and (ii) one half of one percent (0.50%) thereafter until such Reporting Event of Default shall have been cured; provided, however, that in no event will Special Interest accrue on any day on a Note at a combined rate per annum that exceeds one-half of one percent (0.50%). For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note.

(c) To make the election set forth in Section 9.02(a), the Company must send to the Holders, before the date on which each Reporting Event of Default first occurs, a written notice that states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest.

Section 9.03 Acceleration of Maturity; Waiver of Past Defaults and Rescission.

(a) If an Event of Default occurs and is continuing, then and in every such case the Holders of at least a majority in the aggregate Principal Amount of the outstanding Notes may declare 100% of the Principal Amount plus accrued and unpaid interest on all the outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the other Holders if given by any Holder), and upon any such declaration, such Principal Amount and accrued and unpaid interest shall become immediately due and payable.

Notwithstanding the foregoing, in the case of an Event of Default specified in Section 9.01(h) or Section 9.01(i) with respect to the Company (and not solely with respect to any Significant Subsidiaries of the Company), 100% of the Principal Amount plus accrued and unpaid interest on all outstanding Notes will automatically become due and payable without any declaration or other act on the part of any Holder.

(b) The Holders of a majority in aggregate Principal Amount of the outstanding Notes, by written notice to the Company and each other Holder, may (x) waive any past Default and its consequences and (y) at any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, rescind any such acceleration with respect to the Notes and its consequences, except, in each case, with respect to a Default described in Section 9.01(a), Section 9.01(b) or Section 9.01(d), or in respect of a covenant or provision hereof which under Article 13 cannot be modified or amended without the consent of the Holder of each outstanding Note affected, if:

(i) such rescission will not conflict with any judgment or decree of a court of competent jurisdiction; and

(ii) all existing Events of Default (except the non-payment of Principal Amount and accrued and unpaid interest that has become due solely because of such acceleration) have been cured or waived.

Upon any such waiver, the Default which has been waived shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 9.04 Unconditional Right of Holders to Receive Payment and Convert. Notwithstanding any other provision of this Agreement, the right of any Holder to receive payment of the Principal Amount (including interest in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes or otherwise, as applicable), any accrued and unpaid interest and to convert the Notes in accordance with Article 7, or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or affected without the consent of such Holder.

Section 9.05 Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

Section 9.06 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 3.06(a), no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 9.07 Delay or Omission Not Waiver. No delay or omission of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders.

Section 9.08 Control by Holders. The Holders of a majority in aggregate Principal Amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Holders.

Section 9.09 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Agreement in respect of the Notes, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant; but the provisions of this Section 9.09 shall not apply to any suit instituted by the Company or to any suit instituted by any Holder for the enforcement of the payment of the Principal Amount on any Note on or after the Maturity Date of such Note.

ARTICLE 10.
MERGER, CONSOLIDATION OR SALE OF ASSETS

Section 10.01 Company May Consolidate, etc., only on Certain Terms. The Company shall not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other Person, or, directly or indirectly, sell, convey, transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to another Person or group of affiliated Persons (in each case other than to one or more of its Wholly Owned Subsidiaries), except that the Company may consolidate or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to another Person or group of affiliated Persons if:

(a) the Company is the surviving Person or the resulting, surviving, transferee or successor Person (the “Successor Company”) (if other than the Company) expressly assumes, by an agreement supplemental hereto, all obligations of the Company under this Agreement, including payment of the Principal Amount and interest on the Notes, and the performance and observance of all of the covenants and conditions of this Agreement to be performed by the Company; and

(b) immediately after giving effect to such transaction, no Default under this Agreement has occurred and is continuing.

Section 10.02 Successor Substituted. Upon any consolidation of the Company with, or merger of the Company with or into, any other Person or any sale, conveyance, transfer, lease or other disposal of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to another Person or group of affiliated Persons in accordance with Section 10.01, the Successor Company formed by such consolidation or with or into which the Company is merged or to which such sale, conveyance, transfer, lease or other disposal is made shall succeed to, and may exercise every right and power of, the Company under this Agreement with the same effect as if such Successor Company had been named as the Company herein. If the predecessor is still in existence after such transaction, it will be released from its obligations and covenants under this Agreement and the Notes, except in the case of a lease of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole.

ARTICLE 11.
REGISTRATION RIGHTS

Section 11.01 Registration.

(a) At any time after the Closing Date, any Holder or Holders (each, a “Requesting Holder”) may deliver a written request to the Company in accordance with Section 14.01 (a “Demand”) that the Company effect a registration with respect to the Registrable Securities under the Securities Act to cover a registered sale of such Registrable Securities for cash by such Requesting Holder. Such Demand shall specify the number of Registrable Securities such Requesting Holder intends to include in such registration and the methods by which such Requesting Holder intends to sell or dispose of such Registrable Securities (including whether such Requesting Holder intends to distribute the Registrable Securities by means of an underwritten offering (an “Underwritten Offering”) or pursuant to sales from time to time without an underwriter (a “Shelf Offering”)); provided, however, that in no event may any Requesting Holder make a Demand for an Underwritten Offering unless the Registrable Securities to be offered and sold by such Requesting Holder in such Underwritten Offering are reasonably expected to result in gross proceeds to such Requesting Holder of at least one million dollars ($1,000,000). Notwithstanding the foregoing, promptly following the Closing Date, the Company shall (subject to the terms and conditions of this Article 11, including for the avoidance of doubt, the Blackout Periods to the extent provided in Section 11.04), file with the Commission a registration statement on Form S-3 (or such other form as may be applicable for the resale of the Registrable Securities) with respect to the maximum number of Registrable Securities issuable upon conversion of the Notes (including, in connection with any Make-Whole Fundamental Change or Interest Make-Whole Payment, subject to the proviso below) purchased by the Investor (which shall be deemed to be a “Requesting Holder” for the purposes of this Article 11) on the Closing Date to cover a registered sale of such Registrable Securities for cash by the Investor in a Shelf Offering; provided, however, that if the Commission shall not allow such maximum number of Registrable Securities issuable upon conversion of the Notes, then the Company shall only be obligated to register on such registration statement the offer and sale of the maximum number of Registrable Securities as the Commission shall permit, and the Company shall file such additional registration statement or registration statements for the remaining number of Registrable Securities thereafter at the request of the Investor if and when the registration of such additional Registrable Securities is permitted by the Commission.

Upon receipt of such Demand, and immediately following the Closing Date with respect to the Registrable Securities issuable upon conversion of the Notes purchased by the Investor on the Closing Date, the Company shall, subject to the terms and conditions of this Article 11, use its commercially reasonable efforts (subject, for the avoidance of doubt, to Blackout Periods to the extent provided in Section 11.04) to (i) file and cause to become effective under the Securities Act a Registration Statement covering the resale of such Registrable Securities by such Requesting Holder as soon as reasonably practicable; (ii) qualify such Registrable Securities under applicable blue sky or other securities laws of any state of the United States of America to the extent set forth herein; and (iii) comply in all material respects with applicable regulations issued under the Securities Act and any other governmental requirements or regulations, in each case in such a manner as would permit or facilitate the distribution in an underwritten offering or other sale of all or any portion of such Registrable Securities as reasonably specified in such Demand, as applicable.

(b) In connection with any Demand that requests an Underwritten Offering, the Requesting Holders making such demand named as selling securityholders in the related Registration Statement shall be entitled to select (subject to the Company’s approval, with will not be unreasonably withheld or delayed) the lead managing underwriter thereof, and the Company shall enter into any reasonable and customary agreement requested by such lead managing underwriter in connection with such Underwritten Offering, including, but not limited to, an underwriting agreement in customary form with such lead managing underwriter; provided, however, that in no event shall the Company be required to include shares of Common Stock or any other securities for its own account in such offering.

(c) Notwithstanding anything to the contrary:

(i) upon the Company’s receipt of any Demand by a Requesting Holder pursuant to Section 11.01(a), the Company will have the right to amend any Registration Statement theretofore filed pursuant to this Section 11.01 to add such Requesting Holder as a selling securityholder thereunder; and

(ii) in no event will the Company be obligated to effect more than three (3) Underwritten Offerings pursuant to this Section 11.01 (provided for this purpose, an offering shall not constitute an Underwritten Offering unless and until it is completed).

Section 11.02 Obligation to Remove Legends.  Six months after the Closing Date and with respect to the shares of Common Stock issuable to the Investor upon conversion of the Investor’s Notes purchased on the Closing Date, the Company shall be obligated to use commercially reasonable efforts in compliance with applicable securities laws to promptly have any Restricted Note Legend removed from such Common Stock that may have been placed thereon as a result of the resale restrictions of Rule 144.

Section 11.03 Obligations of the Company. At such time as the Company is obligated to file a Registration Statement with the Commission pursuant to this Article 11, the Company shall also be obligated to use commercially reasonable efforts to take the following actions:

(a) promptly prepare and file with the Commission such amendments and supplements to any Registration Statement filed and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective, in the case of an Underwritten Offering, until the completion of such offering, and in the case of a Shelf Offering, until such time as the Registrable Securities of the Holders subject to such registration shall have been sold pursuant thereto or such Registrable Securities have been, or could be without restriction, sold pursuant to Rule 144 or another available exemption from the registration requirement of the Securities Act;

(b) a reasonable period of time before filing a Registration Statement or prospectus or any amendments or supplements thereto (excluding documents to be incorporated by reference therein), furnish to one (1) legal counsel for the Holders participating in such offering and, if applicable, one (1) legal counsel for the underwriters, if any, copies of all such documents in substantially the form proposed to be filed, to enable such counsel to review such documents prior to the filing thereof, and the Company shall make such reasonable changes thereto as may be reasonably requested by such counsel;

(c) furnish or make available to each Holder participating in such offering, and each underwriter, if any, without charge, such number of conformed copies of the Registration Statement and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such Holder or underwriter(s)), and such other documents, as such Holders or such underwriter(s) may reasonably request, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other relevant Governmental Authority relating to such offering; provided, however, that the Company will in no event be required to provide copies of any documents that have been filed with the Commission on its EDGAR system (or any successor thereto);

(d) cooperate with the Holders participating in such offering and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations and covenants from each such Holder in form reasonably satisfactory to the Company that the Registrable Securities represented by the certificates so delivered by such Holder have been sold, and will be transferred, in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the underwriter(s), if any, or such Holders may request reasonably promptly following such sale;

(e) register and qualify the securities covered by such Registration Statement under “blue sky” laws of such U.S. jurisdictions as shall be reasonably requested by the underwriter(s), if any, and Holders (and to maintain such registrations and qualifications effective for the applicable period of time set forth in Section 11.03(a) above), and to do any and all other acts and things that may be necessary or advisable to enable the underwriter(s), if any, and such Holders to consummate the disposition in such jurisdictions of such shares; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required but for this Section 11.03(e), (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction;

(f) notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company will use all reasonable efforts to amend or supplement such prospectus or Registration Statement or any document incorporated or deemed to be incorporated therein by reference, or file any other required document, as applicable, as soon as practicable in order to cause such prospectus to not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading;

(g) notify each Holder of Registrable Securities covered by such Registration Statement and the underwriter(s), if any: (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(h) furnish, in the case of any Underwritten Offering of Registrable Securities pursuant to this Article 11, at the request of the underwriter(s), on the date that such Registrable Securities are delivered to the underwriters, the letter (including any “bring-downs” related thereto) from the independent registered accounting firm of the Company issued pursuant to the underwriting agreement relating to such Underwritten Offering;

(i) cause all Registrable Securities sold pursuant to a Registration Statement to be listed on the stock exchange, if any, on which the Company’s Common Stock is then listed;

(j) make such representations and warranties to the underwriter(s), if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings by selling stockholders of comparable size and confirm the accuracy of the same if and when reasonable and customarily requested by such underwriters, and matters relating to the compliance of the Registration Statement and the prospectus with the Securities Act;

(k) bear all expenses in connection with the procedures in this Article 11 and the registration of the offer and sale of the Registrable Securities pursuant to the Registration Statement, including the reasonable fees and disbursements of a single counsel (together with no more than one local counsel) for the Requesting Holders as designated in writing to the Company by Requesting Holders holding a majority of the Registrable Securities or the Investor, as applicable (such counsel(s), the “Designated Counsel”); provided, however, that the Company will in no event bear, and each Holder shall instead bear, the cost of Selling Expenses with respect to such Holder’s Registrable Securities, if any, in connection with the offering of the Registrable Securities pursuant to the Registration Statement, and each Holder and any other Person participating in such offering shall bear all such specified Selling Expenses pro rata among each other on the basis of the number of Registrable Securities which have been registered; provided, further, the fees and disbursements of any Designated Counsel to be borne by the Company will in no event exceed, in the aggregate, twenty thousand dollars ($20,000) per Underwritten Offering or, without duplication, per registration statement filed pursuant to Section 11.01 in which any Requesting Holder is named as a selling stockholder.

(l) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use all reasonable efforts to obtain the withdrawal of such order as soon as practicable; and

(m) to the extent reasonably and customarily requested by any underwriter for purposes of a disposition of Registrable Securities in an Underwritten Offering pursuant to this Article 11, provide such underwriter, its attorneys and agents the opportunity to conduct a reasonable due diligence investigation with respect to the Company; provided, however, that such Persons will, at the Company’s request, first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company as confidential will be kept confidential by such persons and will be used solely for the purposes of contemplated by this Article 11, subject to customary exceptions.

Section 11.04 Black-Out Periods. Notwithstanding anything to the contrary herein, the Company may delay the filing or effectiveness of any Registration Statement pursuant to Section 11.01, or to suspend the effectiveness or availability thereof for the offer and sale of any Registrable Securities, for any reason determined in good faith by the Company (including, without limitation, due to the entry of any stop order with respect to such Registration Statement or due to the occurrence or existence of any pending corporate development) (any such delay or suspension, a “Black-Out Period”); provided, however, that the Company shall (i) promptly notify the Requesting Holders in writing of the commencement of such Blackout Period (provided that the Company will not be required to disclose any information that might be considered material non-public information), stating the date on which such Black-Out Period will begin, and (ii) notify the Requesting Holders in writing of the date on which the Black-Out Period ends; and, provided, further, that Black-Out Periods shall not exceed an aggregate of forty five (45) calendar days during any three hundred sixty five (365) day period (each, an “Allowable Black-Out Period”). For purposes of determining the length of a Black-Out Period above, the Black-Out Period shall begin on and include the date the Requesting Holders receive the notice referred to in clause (i) and shall end on and include the later of the date the Requesting Holders receive the notice referred to in clause (ii) and the date referred to in such notice. For the avoidance of doubt, the provisions of Section 11.03(l) hereof shall not be applicable during the period of any Allowable Black-Out Period. Upon expiration of the Black-Out Period, the Company shall again be bound by Section 11.03(g). Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of any Holder in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement (unless an exemption from such prospectus delivery requirement exists), prior to the Holder’s receipt of the notice of a Black-Out Period and for which the Holder has not yet settled.

Section 11.05 Effect of Failure to File and Obtain Effectiveness of Registration Statement or Failure to Timely Convert. Notwithstanding anything herein to the contrary, but subject to Section 11.04, if a Registration Statement covering all of the Registrable Securities of the Investor required to be covered thereby and required to be filed by the Company pursuant to Section 11.01 is not effective under the Securities Act (an “Effectiveness Failure”) on or before the ninetieth (90th) calendar day following the Closing Date with respect to the Registrable Securities issuable upon conversion of the Notes purchased by the Investor on the Closing Date, then, as relief for the damages to the Investor by reason of any such Effectiveness Failure, (a) to the extent an Effectiveness Failure exists on the ninety first (91st) day following the Closing Date, the Company shall pay the Investor a cash fee on such date in an aggregate amount of one hundred thousand dollars ($100,000), and (b) to the extent an Effectiveness Failure exists on the one hundred and thirty sixth (136th) day following the Closing Date, the Company shall pay the Investor a cash fee on such date in an aggregate amount of one hundred twenty five thousand dollars ($125,000); provided, further, that no Effectiveness Failure will be deemed to existing or be continuing at any time during any Allowable Black-Out Period. The payments to which a Holder shall be entitled pursuant to this Section 11.05 are referred to herein as “Delay Payments.” The Delay Payment will constitute the exclusive and sole remedy available against the Company on account of any Effectiveness Failure and will preclude (to the extent lawful) all other rights and remedies with respect to any Effectiveness Failure.

Section 11.06 Obligations of Holders.

(a) Each Holder covenants and agrees that it will comply with the prospectus-delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sale of Registrable Securities pursuant to the Registration Statement.

(b) Each Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 11.03(f) or Section 11.03(g)(ii), (iii) or (iv), such Holder will discontinue the disposition of Registrable Securities pursuant to such Registration Statement or prospectus (or, with respect to a notice pursuant to Section 11.03(g), discontinue any such disposition in the applicable jurisdiction(s)) until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 11.03(f), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed or that the applicable suspension of the qualification has been lifted, and, if applicable, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus.

(c) Each Holder shall furnish to the Company materially complete and accurate information regarding such Holder, the Registrable Securities and other securities of the Company held by it and the distribution proposed by such Holder as shall be required by applicable law or requested by the underwriter(s) to effect the registration of their Registrable Securities.

Section 11.07 Indemnification.

(a) The Company will indemnify each Requesting Holder, each of its officers, directors, partners, employees and agents, and each Person controlling such Holder (within the meaning of Section 15 of the Securities Act), with respect to any registration, qualification or sale which has been effected pursuant to this Article 11, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement filed pursuant to this Article 11, or related prospectus, or any amendment or supplement thereto, incident to any such registration, qualification or sale, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus, in the light of the circumstances in which they were made) not misleading, or (ii) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act or the securities or similar laws of any state or other jurisdiction in which Registrable Securities are sold, and the Company will reimburse or pay for the account of such Requesting Holder, officer, director, partner, employee, agent or controlling person, for any legal and any other expenses reasonably incurred (as and when incurred) in connection with investigating, preparing the defense of or defending any such claim, loss, damage, liability or action.

(b) To the extent permitted by law, each Requesting Holder, severally and not jointly, will, if securities held by such Requesting Holder, are included in the securities as to which a registration, qualification or sale pursuant to this Article 11 is effected, indemnify the Company, each of its officers, directors, partners, employees and agents, each Person who controls the Company (within the meaning of Section 15 of the Securities Act), and any other Person participating in such registration, each of its officers and directors and each Person controlling (within the meaning of Section 15 of the Securities Act) such Person participating in such registration, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement filed pursuant to this Article 11, or related prospectus, or any amendment or supplement thereto, incident to any such registration, qualification or sale, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus, in the light of the circumstances in which they were made) not misleading, and the Company will reimburse or pay for the account of the Company or such Person, officer, director, partner, employee, agent or controlling person, for any legal and any other expenses reasonably incurred (as and when incurred) in connection with investigating, preparing the defense of or defending any such claim, loss, damage, liability or action; provided, however, that in no event shall any Requesting Holder have any liability under this Section 11.07(b) in any such case except to the extent that any such claim, loss, damage, liability or action arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished to the Company by such Requesting Holder.

(c) Each indemnified party under this Section 11.07 shall give notice to the indemnifying party promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought and shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the indemnifying party, who shall conduct the defense of such claim or litigation, shall be approved by the indemnified party (which approval shall not unreasonably be withheld), and the indemnified party may participate in such defense at such indemnified party’s expense; provided, further, that the failure of any indemnified party to give notice as provided above shall not relieve the indemnifying party of its obligations under this agreement except to the extent that the failure to give such notice is materially prejudicial to an indemnifying party’s ability to defend such action. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The obligations of the Company and the Requesting Holders under this Section 11.07 shall survive the completion of any offering of Registrable Securities in a Registration Statement pursuant to this Agreement.

(e) If a claim for indemnification under Section 11.07(a) or Section 11.07(b)(b) is available by its terms but is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of any such claim, loss, damage, liability or action that otherwise would have been indemnified under Section 11.07(a) or Section 11.07(b), as the case may be, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions that resulted in such claim, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount of such claim, loss, damage, liability or action subject to this Section 11.07(e) shall be deemed to include any reasonable legal or other expenses incurred by such indemnified party in connection with investigating or defending any such claim, loss, damage, liability or action (which shall be limited as provided in Section 11.07(c) if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof). Notwithstanding the foregoing in this Section 11.07(e), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an indemnified party of notice of the commencement or threatened commencement of any claims for which a claim for contribution may be made against an indemnifying party under this Section 11.07(e) and if a notice for indemnification has not been otherwise given under this Section 11.07, such indemnified party shall give written notice thereof in the manner set forth hereunder for a claim for indemnification to the indemnifying party; provided, however, that the failure to so notify the indemnifying party shall not relieve it of any obligation to provide contribution hereunder except to the extent that the indemnifying party’s ability to defend such action is materially prejudiced by the failure to give such timely notice. The parties acknowledge that determining contribution pursuant to this Section 11.07(e) by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this (e) would not be just or equitable. For the avoidance of doubt, if indemnification is available under Section 11.07(a) or Section 11.07(b), the indemnifying parties shall indemnify each indemnified party to the fullest extent provided in Section 11.07(a) or Section 11.07(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 11.07(e).

Section 11.08 Effectiveness; Termination; Survival. The provisions of Article 11 (other than Section 11.07) shall survive the discharge or termination of this Agreement until the earlier of (a) the time when no Registrable Securities are outstanding; and (b) four (4) years after the Maturity Date. The provisions of Section 11.07 shall survive the discharge or termination of this Agreement indefinitely.

ARTICLE 12.
[RESERVED]

ARTICLE 13.
AMENDMENTS

Section 13.01 Amendments.

(a) Neither this Agreement nor any other Note Document or provision thereof may be waived, amended or modified except by an agreement or agreements in writing executed by the Company and the Holders of a majority in aggregate Principal Amount of the outstanding Notes, provided, however, that no such agreement shall do the following without the written consent of each Holder affected thereby: (i) reduce the Principal Amount of any Note, (ii) reduce the rate of interest on any Note, (iii) change the Maturity Date of any Note, or extend the time for the payment of any interest thereon or waive or excuse any such payment, (iv) make any change that impairs or adversely affects the conversion rights of any Note or reduces the Fundamental Change Repurchase Price of any Note, (v) change any of the provisions of this Article 13 without the written consent of each Holder, or (vi) adversely affect the economic interests of any Holder hereunder disproportionately to other Holders without the written consent of such Holder. Notwithstanding anything to the contrary in the immediately preceding sentence, this Agreement may be amended or supplemented without the consent of any Holder in order to comply with, and subject to the provisions of, Section 7.05 or Article 10.

ARTICLE 14.
MISCELLANEOUS

Section 14.01 Notices. Any notice or communication shall be in writing (including telecopy promptly confirmed in writing) and delivered in person, sent by electronic email or mailed by overnight mail addressed as follows:

If to the Company:

SCYNEXIS, Inc.
1 Evertrust Plaza, 13th Floor
Jersey City, New Jersey
Attention: Eric Francois
Email: eric.francois@scynexis.com

with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: Matthew Hemington
Email: hemingtonmb@cooley.com

If to any Holder, to the address of such Holder set forth in the Register;

If to the Investor:

Puissance Life Science Opportunities Fund VI
c/o Puissance Capital Management LP

950 Third Avenue, 25th Floor

New York, New York 10022
Attention: Theodore Wang
E-mail: ted.wang@puissancecapital.com

(a) The Company, by notice to each of the Holders, may designate additional or different addresses for subsequent notices or communications. Any of the Holders, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication sent to a registered Holder shall be e-mailed or mailed to the Holder at the Holder’s e-mail or address, as the case may be, as it appears in the Register and shall be sufficiently given if so e-mailed or mailed within the time prescribed.

(c) Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

(d) Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

Section 14.02 Confidentiality.

(a) Except as expressly authorized in this Agreement or the other Note Documents or except with the prior written consent of the Disclosing Party, the Recipient hereby agrees that (i) it will use the Confidential Information of the Disclosing Party solely for the purpose of the transactions contemplated by this Agreement and the other Note Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will keep confidential the Confidential Information of the Disclosing Party; and (iii) it will not furnish or disclose to any Person any Confidential Information of the Disclosing Party.

(b) Notwithstanding anything to the contrary in this Section 14.02, the Recipient may, without the consent of the Disclosing Party, furnish or disclose Confidential Information of the Disclosing Party to (i) the Recipient’s Affiliates and their respective Representatives and actual or potential financing sources, in each such case, who need to know such information to assist the Recipient in evaluating the transactions contemplated by this Agreement and the other Note Documents or in exercising its rights and remedies and performing its obligations hereunder and thereunder and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 14.02 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 14.02; and (ii) potential permitted assignees, purchasers, transferees or successors-in-interest under Section 3.09, in each such case, who need to know such information in connection with such actual or potential assignment, sale or transfer, including, following any such assignment, sale or transfer, in order to exercise their rights and remedies and perform their obligations under this Agreement and the other Note Documents and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 14.02 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 14.02.

(c) In the event that the Recipient, its Affiliates or any of their respective Representatives is required by applicable law, applicable stock exchange requirements or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of the Disclosing Party, the Recipient shall, to the extent legally permitted, provide the Disclosing Party, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that the Disclosing Party may seek, at its expense, a protective order or other appropriate remedy (and, if the Disclosing Party seeks such an order, the Recipient, such Affiliates or such Representatives, as the case may be, shall provide, at their expense, such cooperation as such Disclosing Party shall reasonably require). Subject to the foregoing, the Recipient, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that is legally required to be disclosed; provided, however, that the Recipient, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at their expense) to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed. Notwithstanding anything to the contrary contained in this Section 14.02, in the event that the Recipient or any of its Affiliates receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of this Agreement or any of the other Note Documents, the Recipient or such Affiliate, as the case may be, may provide a copy hereof or thereof to such tax authority representative without advance notice to, or the consent of, the Disclosing Party; provided, however, that the Recipient shall, to the extent legally permitted, provide the Disclosing Party with written notice of such disclosure as soon as practicable.

(d) Notwithstanding anything to the contrary contained in Section 14.02, the Recipient may disclose the Confidential Information of the Disclosing Party, including this Agreement, the other Note Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect the Recipient’s rights hereunder or thereunder.

(e) Neither Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Note Document, except if and to the extent that any such release or disclosure is required by applicable law, by the rules and regulations of any applicable stock exchange or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing (or whose Affiliate proposes) to issue such press release or make such public disclosure shall use commercially reasonable efforts to consult in good faith with the other Party regarding the form and content thereof before issuing such press release or making such public announcement.

(f) Except with respect to a Holder’s internal communications or private communications with its Representatives, the Holders shall not, and shall cause its Representatives, its Affiliates and its Affiliates’ Representatives not to make use of the name, nickname, trademark, logo, service mark, trade dress or other name, term, mark or symbol identifying or associated with the Company without the Company’s prior written consent to the specific use in question, provided that the consent of the Company shall not be required with respect to publication of the Company’s name and logos in the a Holder’s promotional materials, including without limitation the websites for a Holder and its Affiliates consistent with its use of other similarly situated third parties’ names and logos.

Section 14.03 When Notes Are Disregarded. In determining whether the Holders of the required Principal Amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be disregarded and deemed not to be outstanding. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 14.04 Deferral of Payments When Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Agreement is not a Business Day, then, notwithstanding anything to the contrary in this Agreement or the Notes, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Regular Record Date is not a Business Day, the Regular Record Date shall not be affected.

Section 14.05 Governing Law. THIS AGREEMENT AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.06 No Recourse against Others. No incorporator, director, officer, employee, stockholder or Affiliate of the Company, solely by reason of this status, shall have any liability for any obligations of the Company under the Notes or this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder will be deemed to waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 14.07 Successors. All agreements of the Company and each Investor and Holder, as applicable, in this Agreement and the Notes shall bind their respective successors.

Section 14.08 Multiple Originals. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Agreement. Delivery of an executed counterpart by facsimile or “.pdf” shall be effective as delivery of a manually executed counterpart thereof.

Section 14.09 Indemnification. The Company agrees to defend, indemnify, pay and hold harmless, each Indemnified Party from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened by any Person (including any Governmental Authority); provided, however, that the Company shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnified Party. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 14.09 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnified Party. In addition, each Indemnified Party agrees that the Company shall not have any obligation to pay to or contribute on behalf of such Indemnified Party an amount in excess of an amount equal to the aggregate principal amount of the Notes purchased by such Indemnified Party pursuant to this Agreement.

Section 14.10 Waiver of Consequential and Punitive Damages. To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Documents or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Notes or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.11 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 14.12 Severability Clause. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 14.13 Calculations. Except as otherwise provided herein, the Company (or its agents) will be responsible for making all calculations called for under this Agreement or the Notes. The Company (or its agents) will make all such calculations in good faith, and, absent manifest error, its calculations will be final and binding on Holders. Upon written request of a Holder, the Company (or its agents) will provide a detailed schedule of its calculations.

Section 14.14 Waiver of Jury Trial. EACH OF THE COMPANY, THE INVESTORS AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECURITIES OR THE TRANSACTION CONTEMPLATED THEREBY.

Section 14.15 Consent to Jurisdiction.

(a) Each of the Company, the Investors and the Holders hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States sitting in the State and City of New York, County and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County and Borough of Manhattan.

(b) Each of the Company, the Investors and the Holders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court, and each hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 14.16 Tax Forms. Each Holder, on or before the date it becomes a party to this Agreement and thereafter upon reasonable request of the Company, shall furnish to the Company, to the extent such Holder is legally eligible to do so, either a completed and signed IRS Form W-9 or IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8, together with applicable attachments), as may be applicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SCYNEXIS, INC.,
as the Company

By:	/s/ Eric Francois
Name:	Eric Francois
Title:	Chief Financial Officer

Puissance Life Science Opportunities Fund VI
as Holder

By:	/s/ Theodore Wang
Name:	Theodore Wang
Title:

EXHIBIT A

[FORM OF NOTE]

THE OFFER AND SALE OF NOTES REPRESENTED HEREBY OR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH NOTES AND SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED, EXCEPT (X) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (Y) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR (Z) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE NOTES REPRESENTED HEREBY, AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED WITHOUT THE HOLDER THERETOFORE PROVIDING THE COMPANY WITH SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS A COMPANY MAY REASONABLY REQUEST TO DETERMINE THAT SUCH OFFER, SALE, PLEDGE, HEDGE OR OTHER TRANSFER COMPLIES WITH THE FOREGOING RESTRICTION.

IN ADDITION, THE NOTES REPRESENTED HEREBY, AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY, WHICH CONSENT SHALL, FOR PURPOSES OF THIS SENTENCE, BE DEEMED TO HAVE BEEN GIVEN UPON THE REQUEST OF THE HOLDER.

THE NOTES REPRESENTED HEREBY ARE GOVERNED BY THE PROVISIONS OF A SENIOR CONVERTIBLE NOTE PURCHASE AGREEMENT, DATED AS OF APRIL 9, 2020 (THE “AGREEMENT”), AMONG THE COMPANY AND THE INVESTORS NAMED THEREIN. BY ACCEPTING ANY NOTE REPRESENTED HEREBY, THE HOLDER THEREOF WILL BE DEEMED TO AGREE TO BE BOUND BY THE TERMS OF THE AGREEMENT.

THE NOTES REPRESENTED HEREBY WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT SCYNEXIS, Inc.; 1 Evertrust Plaza, 13th Floor; Jersey City, New Jersey; Attention: Eric Francois; Email: eric.francois@scynexis.COM.

6.0% Senior Convertible Notes due 2026

No. [ ]	U.S. $	[	]

SCYNEXIS, Inc., a Delaware corporation (herein called the “Company”), which term includes any successor corporation under the Agreement referred to on the reverse hereof, for value received hereby promises to pay to [ ], or registered assigns, the principal sum of [______] UNITED STATES DOLLARS (U.S. $[____]) (which amount may from time to time be increased or decreased by adjustments made on the records of the Company in accordance with the below-referred Agreement) on April 15, 2026. The Company will pay Principal Amount of any Note and interest thereon as provided in the below-referred Agreement.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the below-referred Agreement. In the case of any conflict between this Note and such Agreement, the provisions of such Agreement shall control.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SCYNEXIS, INC.

Dated:	By:
Name:
Title:

[FORM OF REVERSE OF NOTE]

SCYNEXIS, INC.

6.0% Senior Convertible Notes due 2026

This Note is one of a duly authorized issue of Notes of the Company, designated as its 6.0% Senior Convertible Notes due 2026 (the “Notes”), initially limited in aggregate principal amount to $10,000,000 all issued or to be issued under and pursuant to a Senior Convertible Note Purchase Agreement dated as of April 9, 2020 (the “Agreement”) among the Company named therein and the Investors named therein, to which Agreement and all agreements supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the Holder of the Notes.

Except as provided for in the Agreement, Principal Amount on this Note shall be payable, when and if due, only against surrender therefor, while payments of interest on this Note shall be made, in accordance with the Agreement.

Interest. Stated Interest will accrue on this Note at a rate of 6.0% per annum, payable semi-annually in arrears on each April 15 and October 15 of each year, commencing on October 15, 2020. Special Interest may accrue on this Note in the manner provided in the Agreement.

Ranking. The Notes constitute a general, senior unsubordinated and unsecured obligation of the Company.

Conversion. The Notes are convertible into shares of Common Stock (and, if applicable, cash in lieu of any fractional share of Common Stock) in the manner provided in the Agreement.

For any Conversion Date that occurs prior to the Maturity Date (other than a conversion in connection with a Make-Whole Fundamental Change), we will make an Interest Make-Whole Payment to the converting holder equal to the sum of the remaining scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the Conversion Date through the Maturity Date.

Offers to Purchase Notes. The Agreement provides that, subject to certain conditions and limitations, upon a Fundamental Change, the Company shall be required to make an offer to purchase all of the Notes as provided in the Agreement.

Redemption. The Notes will be subject to Redemption as provided in Article 5 of the Agreement.

Acceleration of Maturity. Subject to certain exceptions in the Agreement, if an Event of Default shall occur and be continuing, the Principal Amount, plus interest through such date on all the Notes, may in certain circumstances become due and payable.

Denominations. The Notes are issuable only in registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, as provided in the Agreement and subject to certain limitations therein set forth.

THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CONVERSION NOTICE

If you want to convert all or any portion (which must be $1,000 or in integral multiples of $1,000 in excess thereof) this Note, check the box: ☐ and specify the Principal Amount to be so converted: $       ,000.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Company or the transfer agent for the Company’s Common Stock, as applicable, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Company or the transfer agent for the Company’s Common Stock in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note repurchased in its entirety by the Company pursuant to Section 4.04 of the Agreement, check the box: ☐

If you want to elect to have only a part of the principal amount of this Note (which must be $1,000 or in integral multiples of $1,000 in excess thereof) repurchased by the Company pursuant to Section 4.04 of the Agreement, state the portion of such amount: $       ,000.

Dated:	Your Signature:
(Sign exactly as name appears on the other side of this Note)

EXHIBIT B

[FORM OF RESTRICTED STOCK LEGEND]

THE OFFER AND SALE OF THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (2) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (3) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

B-1

EXHIBIT C

Form of Closing Date Certificate

C-1